                                                                    EXHIBIT 10.1


                                                                [Execution Copy]




                          Loan and Security Agreement


                                  by and among

                         CONGRESS FINANCIAL CORPORATION
                                   as Lender

                                      and

                          J.B. POINDEXTER & CO., INC.
                                  as Borrower


                                EFP CORPORATION
                                LOWY GROUP, INC.
                           MAGNETIC INSTRUMENTS CORP.
                            MORGAN TRAILER MFG. CO.
                         TRUCK ACCESSORIES GROUP, INC.
                             RAIDER INDUSTRIES INC.
                                 as Guarantors



                             Dated:  June 28, 1996

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SECTION 1.   DEFINITIONS

SECTION 2.   CREDIT FACILITIES

        2.1  Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
        2.2  Letter of Credit Accommodations  . . . . . . . . . . . . . .    18
        2.3  Availability Reserves  . . . . . . . . . . . . . . . . . . .    20
        2.4  Use of Proceeds; Intercompany Loans  . . . . . . . . . . . .    21

SECTION 3.   INTEREST AND FEES

        3.1  Interest   . . . . . . . . . . . . . . . . . . . . . . . . .    22
        3.2  Closing Fee  . . . . . . . . . . . . . . . . . . . . . . . .    23
        3.3  Servicing Fee  . . . . . . . . . . . . . . . . . . . . . . .    23
        3.4  Unused Line Fee  . . . . . . . . . . . . . . . . . . . . . .    24
        3.5  Changes in Laws and Increased Costs of Loans   . . . . . . .    24

SECTION 4.   CONDITIONS PRECEDENT

        4.1  Conditions Precedent to Initial Loans and Letter of
                 Credit Accommodations  . . . . . . . . . . . . . . . . .    25
        4.2  Conditions Precedent to All Loans and Letter of Credit
                 Accommodations . . . . . . . . . . . . . . . . . . . . .    27

SECTION 5.   GRANT OF SECURITY INTEREST . . . . . . . . . . . . . . . . .    27

SECTION 6.   COLLECTION AND ADMINISTRATION

        6.1  Borrower's Loan Account(s)   . . . . . . . . . . . . . . . .    29
        6.2  Statements   . . . . . . . . . . . . . . . . . . . . . . . .    29
        6.3  Collection of Accounts . . . . . . . . . . . . . . . . . . .    30
        6.4  Payments . . . . . . . . . . . . . . . . . . . . . . . . . .    31
        6.5  Authorization to Make Loans  . . . . . . . . . . . . . . . .    31

SECTION 7.   COLLATERAL REPORTING AND COVENANTS

        7.1  Collateral Reporting   . . . . . . . . . . . . . . . . . . .    32
        7.2  Accounts Covenants   . . . . . . . . . . . . . . . . . . . .    33
        7.3  Inventory Covenants  . . . . . . . . . . . . . . . . . . . .    34
        7.4  Equipment Covenants  . . . . . . . . . . . . . . . . . . . .    35
        7.5  Power of Attorney  . . . . . . . . . . . . . . . . . . . . .    35
        7.6  Right to Cure  . . . . . . . . . . . . . . . . . . . . . . .    36
        7.7  Access to Premises   . . . . . . . . . . . . . . . . . . . .    36





                                      (i)

SECTION 8.   REPRESENTATIONS AND WARRANTIES

        8.1   Corporate Existence, Power and Authority; Subsidiaries  . .    37
        8.2   Financial Statements; No Material Adverse Change.   . . . .    37
        8.3   Chief Executive Office; Collateral Locations.   . . . . . .    37
        8.4   Priority of Liens; Title to Properties  . . . . . . . . . .    38
        8.5   Tax Returns   . . . . . . . . . . . . . . . . . . . . . . .    38
        8.6   Litigation  . . . . . . . . . . . . . . . . . . . . . . . .    38
        8.7   Compliance with Other Agreements and Applicable Laws  . . .    38
        8.8   Environmental Compliance  . . . . . . . . . . . . . . . . .    39
        8.9   Employee Benefits   . . . . . . . . . . . . . . . . . . . .    40
        8.10  Bank Accounts   . . . . . . . . . . . . . . . . . . . . . .    40
        8.11  Capitalization, Interrelated Businesses   . . . . . . . . .    40
        8.12  Accuracy and Completeness of Information.   . . . . . . . .    41
        8.13  Survival of Warranties; Cumulative  . . . . . . . . . . . .    41

SECTION 9.    AFFIRMATIVE AND NEGATIVE COVENANTS

        9.1   Maintenance of Existence  . . . . . . . . . . . . . . . . .    41
        9.2   New Collateral Locations  . . . . . . . . . . . . . . . . .    41
        9.3   Compliance with Laws, Regulations, Etc  . . . . . . . . . .    42
        9.4   Payment of Taxes and Claims   . . . . . . . . . . . . . . .    43
        9.5   Insurance   . . . . . . . . . . . . . . . . . . . . . . . .    43
        9.6   Financial Statements and Other Information  . . . . . . . .    44
        9.7   Sale of Assets, Consolidation, Merger, Dissolution, Etc.  .    45
        9.8   Encumbrances  . . . . . . . . . . . . . . . . . . . . . . .    51
        9.9   Indebtedness  . . . . . . . . . . . . . . . . . . . . . . .    53
        9.10  Loans, Investments, Guarantees, Etc   . . . . . . . . . . .    59
        9.11  Dividends and Redemptions   . . . . . . . . . . . . . . . .    62
        9.12  Transactions with Affiliates  . . . . . . . . . . . . . . .    63
        9.13  Limitations Concerning Distributions and Transfers by
                 Guarantors to Borrower . . . . . . . . . . . . . . . . .    64
        9.14  Acquisitions of Assets and Capital Stock from Third
                 Parties  . . . . . . . . . . . . . . . . . . . . . . . .    64
        9.15  Compliance with ERISA   . . . . . . . . . . . . . . . . . .    66
        9.16  Additional Bank Accounts  . . . . . . . . . . . . . . . . .    67
        9.17  Financing Acquisitions.   . . . . . . . . . . . . . . . . .    67
        9.18  Covenants Applicable to Canada  . . . . . . . . . . . . . .    67
        9.19  Costs and Expenses  . . . . . . . . . . . . . . . . . . . .    68
        9.20  Further Assurances  . . . . . . . . . . . . . . . . . . . .    69

SECTION 10.   EVENTS OF DEFAULT AND REMEDIES

        10.1  Events of Default   . . . . . . . . . . . . . . . . . . . .    69
        10.2  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . .    71





                                      (ii)

SECTION 11.   JURY TRIAL WAIVER; OTHER WAIVERS
              AND CONSENTS; GOVERNING LAW

        11.1  Governing Law; Choice of Forum; Service of Process;
                Jury Trial Waiver . . . . . . . . . . . . . . . . . . . .    72
        11.2  Waiver of Notices . . . . . . . . . . . . . . . . . . . . .    73
        11.3  Amendments and Waivers  . . . . . . . . . . . . . . . . . .    73
        11.4  Waiver of Counterclaims . . . . . . . . . . . . . . . . . .    74
        11.5  Indemnification . . . . . . . . . . . . . . . . . . . . . .    74

SECTION 12.   TERM OF AGREEMENT; MISCELLANEOUS

        12.1  Term  . . . . . . . . . . . . . . . . . . . . . . . . . . .    74
        12.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .    75
        12.3  Partial Invalidity  . . . . . . . . . . . . . . . . . . . .    75
        12.4  Successors  . . . . . . . . . . . . . . . . . . . . . . . .    76
        12.5  Confidentiality . . . . . . . . . . . . . . . . . . . . . .    76
        12.6  Entire Agreement  . . . . . . . . . . . . . . . . . . . . .    76





                                     (iii)

                                    INDEX TO
                             EXHIBITS AND SCHEDULES


                 Exhibit A                 Form of Borrowing Base Certificate

                 Exhibit B                 Information Certificates

                 Schedule 1.20             Credit Card Agreements

                 Schedule 1.35             Existing Letters of Credit

                 Schedule 1.48             Intercompany Security Agreements

                 Schedule 6.3              List of Bank Accounts

                 Schedule 8.1              Subsidiaries

                 Schedule 8.4              Existing Liens

                 Schedule 8.8              Environmental Compliance

                 Schedule 8.9              Multiemployer Benefit Plans

                 Schedule 9.9              Existing Indebtedness

                 Schedule 9.10             Existing Loans, Investments,
                                             Guarantees

                          LOAN AND SECURITY AGREEMENT


        This Loan and Security Agreement dated June 28, 1996 is entered into by and among Congress Financial Corporation, a California corporation ("Lender") and J.B. Poindexter & Co., Inc., a Delaware corporation ("Borrower"), EFP Corporation, a Delaware corporation ("EFP"), Lowy Group, Inc., a Delaware corporation ("Lowy"), Magnetic Instruments Corp., a Delaware corporation ("MIC"), Morgan Trailer Mfg. Co., a New Jersey corporation ("Morgan"), Truck Accessories Group, Inc., a Delaware corporation ("TAG"), and Raider Industries Inc., a Saskatchewan corporation ("Raider"; and together with EFP, Lowy, MIC, Morgan and TAG, each individually a "Guarantor" and collectively, "Guarantors").


                              W I T N E S S E T H:


        WHEREAS, Borrower and Guarantors have requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

        WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.   DEFINITIONS

        All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Guarantors pursuant to the definitions set forth in the recitals hereto, unless the context otherwise requires, shall mean each and all of them and their respective successors and assigns, individually and collectively, jointly and severally. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

        1.1 "Accounts" shall mean all present and future rights of Borrower and each Guarantor to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance, provided, that, the term Accounts shall not include Credit Card Receivables.

        1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

        1.3 "Affiliate" shall mean, with respect to a specified person, any other person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person, (b) which beneficially owns or holds five (5%) percent or more of any class of the voting stock or other equity interest of such specified person, or (c) of which five (5%) percent or more of the voting stock or other equity interest is beneficially owned or held by such specified person or a Subsidiary of such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") when used with respect to any specified person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by agreement or otherwise.

        1.4 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations that would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks that, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral or any other property which is security for the Obligations (including the enforceability, perfection and priority thereof), or
(b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in connection with outstanding Letter of Credit Accommodations in accordance with Section 2.2(c) hereof, or (d) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may with notice or passage of time or both, constitute an Event of Default.

        1.5 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

        1.6 "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit A hereto, as such form may from time to time be modified by Lender in any reasonable manner upon notice to Borrower, which is duly completed (including all schedules thereto) and executed by the chief financial officer or other appropriate financial officer of Borrower acceptable to Lender and delivered to Lender.

        1.7 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the Commonwealth of Pennsylvania, and a day on which the Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

        1.8 "Canadian Dollars" shall mean legal tender according to the laws of Canada.

        1.9 "Capital Lease" shall mean any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet.

        1.10 "Capital Lease Obligation" shall mean, as to any Person, the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The stated maturity of such obligation shall be the date of the last payment of rent or other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        1.11 "Capital Stock" shall mean any and all shares, interests, participations, or other equivalents (however designated) of corporate stock or partnership interests and any options or warrants with respect to any of the foregoing.

        1.12 "Cash Equivalents" shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States Government, in each case maturing within one (1) year after the date of acquisition thereof; (b) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one hundred eighty (180) days after the date of acquisition thereof and, at the time of such acquisition, having the highest credit ratings from Standard & Poor's Corporation or Moody's Investors Service, Inc.; (c) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial, industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Service, Inc., provided, that, the maturities of such commercial paper do not exceed one hundred eight (180) days; and (d) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposits issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000, which at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Service, Inc.

        1.13 "Change of Control" shall mean the occurrence of any of the following: (a) any Person or Persons (other than a Permitted Holder) acting together which would constitute a "group" (a "Group") for purposes of Section 13(d)(3) of the Securities Exchange Act, together with any Affiliates thereof, shall beneficially own (as defined in Rule 13d-3 of the Securities Exchange Act at least fifty (50%) percent of the aggregate voting power of all classes of Capital Stock of Borrower entitled to vote generally in the election of directors of Borrower or (b) any Person or Group (other than a Permitted Holder), together with any Affiliates thereof, shall succeed in having sufficient of its or their nominees elected to the Board of Directors of Borrower so that such nominees, when added to any existing directors remaining on the Board of Directors of Borrower after such election who is an Affiliate of such Person or Group, shall constitute a majority of the Board of Directors of Borrower.

        1.14 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        1.15 "Collateral" shall have the meaning set forth in Section 5 hereof.

        1.16 "Consolidated Net Income" shall mean, with respect to Borrower for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary gains and extraordinary non-cash losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to Borrower or a wholly-owned Subsidiary of such person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person's assets are acquired by such Person or by any of its wholly-owned Subsidiaries shall be excluded; (c) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded; (d) net income shall exclude interest accruing, but not paid on Indebtedness owing to a Subsidiary or parent corporation of Borrower, which is subordinated in right of payment to the payment in full of the Obligations, on terms and conditions acceptable to Lender; and (e) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to Borrower or to any other wholly-owned Subsidiary of Borrower is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purposes of this definition, (i) net income excludes any gain and non-cash loss (but not any cash loss) together with any related Provision for Taxes for such gain and non-cash loss (but not any cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person, and (ii) the term "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

        1.17 "Consolidated Pre-Tax Net Income" shall mean, with respect to Borrower for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary gains and extraordinary non-cash losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and before deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to Borrower or a wholly-owned Subsidiary of such person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person's assets are acquired by such Person or by any of its wholly-owned Subsidiaries shall be excluded; (c) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded; (d) net income shall exclude interest accruing, but not paid on Indebtedness owing to a Subsidiary or parent corporation of Borrower, which is subordinated in right of payment to the payment in full of the Obligations, on terms and conditions acceptable to Lender; and (e) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to Borrower or to any other wholly-owned Subsidiary of Borrower is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purposes of this definition, (i) net income excludes any gain and non-cash loss (but not any cash loss) together with any related Provision for Taxes for such gain and non-cash loss (but not any cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person, and (ii) the term "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

        1.18 "Consolidated Tangible Assets" shall mean, as to any Person, the sum of the Tangible Assets of such Person after eliminating intercompany items, determined on a consolidated basis in accordance with GAAP, including appropriate deductions for any minority interest in Tangible Assets of such Person's Subsidiaries; provided, that, with respect to Borrower and its Subsidiaries, adjustments following May 23, 1994, to the accounting books and records of the Borrower and its Subsidiaries in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Borrower by another Person shall not be given effect. For purposes of this definition, the term "Tangible Assets" shall mean, at any date, the gross book value as shown by the accounting books and records of such Person of all its property both real and personal, less (a) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (b) unamortized Indebtedness discount and expense, (c) all reserves for depreciation, obsolescence, depletion and amortization of its properties and
(d) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by such Person; provided, that, with respect to Borrower and its Subsidiaries, adjustments following May 23, 1994 to the accounting books and records of Borrower and its Subsidiaries in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Borrower by another Person shall not be given effect.

        1.19 "Credit Card Acknowledgments" shall mean, individually and collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Lender acknowledging Lender's first priority security interest in the monies due and to become due to Guarantors (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.20 "Credit Card Agreements" shall mean all agreements now or hereafter entered into by the Leer Retail Division of TAG with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements listed on Schedule 1.20 hereto.

        1.21 "Credit Card Issuer" shall mean any Person (other than Borrower or Guarantors) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International, and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, American Express Travel Related Services Company, Inc. and Novus Services, Inc.

        1.22 "Credit Card Processor" shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to sales transactions of Borrower or any Guarantor involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer (including, but not limited to, National Data Payment Systems, Inc.).

        1.23 "Credit Card Receivables" shall mean, collectively, (a) all present and future rights to payment of Borrower and Guarantors arising pursuant to the sale of Inventory to customers who have purchased such goods using a credit card or a debit card and (b) all present and future rights of Borrower and Guarantors to payment in connection with the sale or transfer of amounts owing to Borrower or any Guarantor arising pursuant to transactions of the types described in the preceding subsection (a) of this definition, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

        1.24 "Eligible Accounts" shall mean Accounts created by Guarantors which are and continue to be acceptable to Lender in good faith based on the criteria set forth below. Accounts shall be Eligible Accounts if:

                 (a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Guarantor in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

                 (b) such Accounts are not unpaid after the later of: (i) the date which is sixty (60) days after the original due date for them or (ii) the date which is ninety (90) days after the date of the original invoice for them;

                 (c) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

                 (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval (except for the right of return given to retail customers in the ordinary course of the business of the Leer Retail Division of TAG in accordance with the then current return policy of the Leer Retail Division of TAG, so long as such policy is no more favorable to the retail customer in any material respect than the policy in effect on the date hereof), or other terms under which payment by the account debtor may be conditional or contingent;

                 (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada; provided, that, (i) with respect to such Accounts where the chief executive office of the account debtor is located in Canada, at any time, promptly upon Lender's request, the Guarantor to whom such Accounts are payable shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Lender to perfect the security interests of Lender in the Accounts owing by an account debtor with its chief executive office in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office is located and take or cause to be taken such other and further actions as Lender may request to enable Lender as secured party with respect thereto to collect such Accounts under the applicable laws of the Province of Canada or (ii) at Lender's option, if the chief executive office of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then Lender may deem such Accounts to be Eligible Accounts if: (A) such Account is payable only in the United States of America and in U.S. Dollars and (B) either
(1) the account debtor has delivered to such Guarantor an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the pledge or assignment of the proceeds of such letter of credit to Lender, or (2) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (3) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

                 (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices representing Accounts which otherwise constitute Eligible Accounts, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

                 (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts, including, without limitation, as to Lowy, any setoffs arising pursuant to the customer trip deposit program of Lowy (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Guarantor or its Affiliates to such account debtor or claim owed by such account debtor which otherwise constitute Eligible Accounts shall be deemed Eligible Accounts);

                 (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

                 (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens except the Permitted Liens;

                 (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of Borrower, Guarantors or their Subsidiaries;

                 (k) the account debtors with respect to such Accounts are not Canada, any Province of Canada, any other foreign government, the United States of America, any State, or any political subdivision, department, agency or instrumentality of any of the foregoing, except (i) if the account debtor is the United States of America, or any State, political subdivision, department, agency or instrumentality thereof, at any time promptly upon Lender's request, such Guarantor shall comply in all respects with the United States Assignment of Claims Act of 1940, as amended, or any similar State or local law, if applicable, in a manner satisfactory to Lender and (ii) if the account debtor is Canada or any Province thereof, at any time promptly upon Lender's request, such Guarantor shall comply in all respects with the Federal Administration Act (Canada), as amended, or any similar Provincial or local law, if applicable, in a manner satisfactory to Lender;

                 (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which could reasonably be expected to result in any material adverse change in any such account debtor's financial condition;

                 (m) such Accounts of any Guarantor owing by a single account debtor or its Affiliates to such Guarantor do not constitute more than fifteen (15%) percent of all otherwise Eligible Accounts of all Guarantors (but the portion of the Accounts not in excess of such percentage which otherwise constitute Eligible Accounts shall be deemed Eligible Accounts);

                 (n) such Accounts are not owed by an account debtor who has Accounts unpaid after the later of the date which is sixty (60) days after the original due date for them or the date which is ninety (90) days after the original invoice date for them, which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

                 (o) such Accounts are owed by account debtors whose total indebtedness to Guarantors and their Subsidiaries do not exceed the credit limit with respect to such account debtors as determined by such Guarantor from time to time in the ordinary course of business, to the extent such credit limits are satisfactory to Lender (but the portion of the Accounts not in excess of such credit limit which is satisfactory to Lender which otherwise constitute Eligible Accounts shall be deemed Eligible Accounts);

                 (p) such Accounts are not Accounts of the Leer Retail Division of TAG, provided, that, such Accounts which are otherwise Eligible Accounts pursuant to the other criteria set forth herein may after the date hereof be considered Eligible Accounts by Lender at such time as the books and records of such Divisions, and the dilution and other systems and procedures of TAG with respect thereto are satisfactory to Lender, and Lender has otherwise determined to consider such Accounts as Eligible Accounts; and

                 (q) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined in good faith by Lender.

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

        1.25 "Eligible Inventory" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of any Guarantor (other than MIC) and raw materials of such Guarantor for such finished goods which are acceptable to Lender based on the criteria set forth below. Eligible Inventory shall not include: (a) work-in-process (other than Inventory of Morgan characterized as work-in-process consisting of truck bodies made for chassis which have not yet been delivered); (b) components which are not part of finished goods; (c) spare parts for equipment not held for resale in the ordinary course of business; (d) packaging and shipping materials; (e) supplies used or consumed in the business of such Guarantor; (f) Inventory at premises other than those owned and controlled by Borrower or any Guarantor, except (i) as to Inventory at retail store locations of the Leer Retail Division of TAG which are leased by it if either (A) Lender shall have received a Landlord Agreement duly authorized, executed and delivered by the owner and lessor of such premises or (B) if Lender has not received such Landlord Agreement, then Lender shall have established an Availability Reserve in respect of amounts which may at any time be payable by such Guarantor to the owner and lessor of such retail store location (without limiting any other rights and remedies of Lender under this Agreement or under the other

Financing Agreements with respect to the establishment of Availability Reserves or otherwise); provided, that, Borrower and each Guarantor shall use its best efforts to obtain the Landlord Agreement with respect to each of such locations and (ii) as to Inventory at other locations of Guarantors which are leased by any of them, if Lender shall have received a Landlord Agreement duly authorized, executed and delivered by the owner and lessor of such premises;
(g) Inventory subject to a Lien in favor of any person other than Lender except for the Permitted Liens; (h) bill and hold goods; (i) unserviceable, obsolete, unsalable or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interests of Lender; (k) returned, damaged and/or defective Inventory; (l) Inventory to be returned to vendors; and (m) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

        1.26 "Environmental Laws" shall mean all Federal, State, Provincial, county, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to workplace health and safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to the businesses of Borrower, Guarantors and their Subsidiaries and facilities (whether or not owned by any of them), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

        1.27 "Equipment" shall mean all of Borrower's and each Guarantor's now owned and hereafter acquired equipment, machinery, computers and computer hardware, and including any software incorporated into or made a part of such hardware (whether owned or leased), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

        1.28 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        1.29 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or Guarantors or any of their Subsidiaries under Sections 414(b) and 414(c) of the Code (and Sections 414(m) or 414(o) of the Code for purposes of provisions relating to Section 412 of the Code).

        1.30 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States Dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

        1.31 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

        1.32 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

        1.33 "Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of (i) amount of the Loans available to Borrower as of such time based on the applicable lending formula set forth in Section 2.1(a) hereof, subject to any then applicable Availability Reserves and sublimits and (ii) the Maximum Credit, minus (b) the sum of (i) the amount of all then outstanding and unpaid Obligations plus (ii) the aggregate amount of all outstanding and unpaid trade payables owed by Borrower and any Obligor which are more than sixty (60) days past due as of such time, provided, that, this Section 1.33(b)(ii) shall not apply other than for purposes of determining Excess Availability under Section 4.1 as of the date hereof and for purposes of Sections 9.7, 9.10, 9.11 and 9.14 hereof.

        1.34 "Existing Lenders" shall mean, collectively, (a) Meridian Bank, as agent for the financial institutions who are parties to the Loan and Agency Agreement, dated as of May 23, 1994, by and among Borrower, such financial institutions and Meridian Bank as agent, and (b) the financial institutions who are parties to such Loan and Agency Agreement which consist of Meridian Bank, in its individual capacity, Merita Bank and BOT Financial Corporation.

        1.35 "Existing Letters of Credit" shall mean the letters of credit issued by for the account of Borrower pursuant to the financing arrangements of Borrower with the Existing Lenders set forth on Schedule 1.35 hereto.

        1.36 "Factor" shall mean NationsBanc Commercial Corporation, a Georgia corporation, and its successors and assigns.

        1.37 "Factoring Agreement" shall mean the Factoring Agreement, dated August 30, 1991, between Lowy and Factor, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.38 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.39 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied.

        1.40 "Governmental Authority" shall mean the United States of America, any State of the United States of America, Canada, any Province of Canada, any other foreign government, or a district, county or municipality or other political subdivision, or any body, department, authority, agency, public corporation or instrumentality, of any of the foregoing.

        1.41 "Guarantor Availability" shall mean, as to any Guarantor, at any time, the amount equal to: (a) the applicable percentage for such Guarantor set forth in Section 2.1(a) multiplied by the Net Amount of Eligible Accounts of such Guarantor, plus (b) the applicable percentage for such Guarantor set forth in Section 2.1(a) multiplied by the Value of the Eligible Inventory of such Guarantor, minus (c) the Availability Reserves allocated by Lender to such Guarantor.

        1.42 "Hazardous Materials" shall mean any hazardous or toxic substances, materials and wastes, including, without limitation, petroleum, flammable explosives, asbestos, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides, industrial slag, solvents and/or any other substances, materials or wastes that are or become regulated as hazardous or toxic under any Environmental Law.

        1.43 "Incentive Arrangement" shall mean any earn-out agreement, stock appreciation rights, "phantom stock plans", employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with acquisitions of Persons or businesses by Borrower or its Subsidiaries, or the retention of directors, officers or employees by Borrower or its Subsidiaries, other than any such agreement or arrangement with John B. Poindexter or any Person directly or indirectly under his control (other than Borrower or its Subsidiaries).

        1.44 "Indebtedness" shall mean with respect to any Person any liability (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, indentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services); (c) all Capital Lease Obligations; (d) any contractual obligations, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this Section 1.44 of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities, contingent or otherwise, of such Person with respect to letters of credit, banker's acceptances or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this Section 1.44 which is secured by any Lien upon the interest in any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; and (h) all obligations, liabilities and indebtedness of such Person (marked to market) in respect of interest rate exchange contracts, foreign currency exchange agreements and similar arrangements.

        1.45 "Information Certificate" shall mean the Information Certificates with respect to Borrower and Guarantors constituting Exhibit B hereto containing material information with respect to Borrower and each Guarantor, its business and assets provided by or on behalf of such Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

        1.46 "Intercompany Loan Documents" shall mean the Intercompany Notes, the Intercompany Security Agreements and other agreements, documents and instruments at any time executed and/or delivered by Borrower or any Guarantor in connection therewith, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.47 "Intercompany Notes" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the promissory note, dated of even date herewith, issued by EFP payable to Borrower; (b) the promissory note, dated of even date herewith, issued by Lowy payable to Borrower; (c) the promissory note, dated of even date herewith, issued by MIC payable to Borrower; (d) the promissory note, dated of even date herewith, issued by Morgan payable to Borrower; (e) the promissory note, dated of even date herewith, issued by TAG payable to Borrower; and (f) the promissory note, dated of even date herewith, issued by Raider payable to Borrower.

        1.48 "Intercompany Security Agreements" shall mean, collectively, the agreements set forth on Schedule 1.48 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.49 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

        1.50 "Interest Rate" shall mean, as to Prime Rate Loans, a rate of one-quarter of one (1/4%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of two and one-half (2 1/2%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by a Borrower as in effect three
(3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, that:

                 (a) such rate shall be reduced to (i) the Prime Rate per annum as to Prime Rate Loans and (ii) two and one-quarter (2 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans in each case, effective on the first day of the month after each of the following conditions is satisfied as determined by Lender: (A) the Consolidated Pre-Tax Net Income of Borrower for the immediately preceding fiscal year of Borrower (commencing with the fiscal year of Borrower ending on December 31, 1996) as set forth in the audited financial statements of Borrower for such fiscal year delivered to Lender, together with the unqualified opinion of the independent certified public accountants, in accordance with Section 9.6 hereof shall equal or exceed $1.00 and (B) no Event of Default shall exist or have occurred, and

                 (b) notwithstanding anything to the contrary set forth above, the Interest Rate shall mean the rate equal to two (2%) percent per annum in excess of the interest rate otherwise then payable by Borrower on Prime Rate Loans as to all Loans, at Lender's option, without notice, (i) for the period on and after the date of termination or non-renewal hereof, or the date of the occurrence of any Event of

Default and for so long as such Event of Default is continuing as determined by Lender and (ii) on the Loans at any time outstanding to the extent in excess of the amounts available to Borrower under Section 2 hereof (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

        1.51 "Inventory" shall mean all of Borrower's and each Guarantor's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

        1.52 "Landlord Agreement" shall mean an agreement in writing, in form and substance satisfactory to Lender, from the owner and lessor of any premises leased by such owner and lessor to Borrower or any Guarantor acknowledging Lender's first priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Lender access to, and the right to remain on, the premises so as to exercise Lender's rights and remedies and otherwise deal with the Collateral or other property which is security for the Obligations, as duly authorized, executed and delivered by such owner and lessor.

        1.53 "Letter of Credit Accommodations" shall mean the letters of credit, and acceptances with respect to drafts issued under such letters of credit, and merchandise purchase or other guaranties, in each case which are from time to time either (a) issued or opened by Lender for the account of Borrower for the benefit of, or in connection with the business of, any Guarantor or (b) with respect to which Lender has agreed to indemnify the issuer thereof or with respect to which Lender has guaranteed to such issuer the performance by Borrower or any Guarantor of its obligations to such issuer (including, without limitation, the Existing Letters of Credit).

        1.54 "Lien" shall mean any mortgage, deed of trust, deed to secure debt, pledge, charge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

        1.55 "Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

        1.56 "Management Services Agreement" shall mean the Management Services Agreement, dated May 23, 1994, between Borrower and Southwestern Holdings, Inc., a Texas corporation, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.57  "Maximum Credit" shall mean the amount of $50,000,000.

        1.58 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

        1.59 "Net Available Proceeds" shall mean cash or readily marketable Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Indebtedness) therefrom by any Person, from a sale or other disposition of any assets or Capital Stock, net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, State, Provincial, foreign and local taxes required to be accrued as a liability as a consequence of such sale or other disposition, (b) all payments made by such Person or its Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such sale or other disposition by applicable law, be repaid out of the proceeds from such sale or other disposition, and (c) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such sale or other disposition.

        1.60 "Obligations" shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and Indebtedness of every kind, nature and description owing by Borrower, Guarantors and their Subsidiaries to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement, the other Financing Agreements or in connection with the transactions contemplated by this Agreement or the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower, any Guarantor or their Subsidiaries under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, and secured or unsecured.

        1.61 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors), other than Borrower.

        1.62 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

        1.63 "Permitted Holder" shall mean John B. Poindexter, his executors, administrators or similar legal representatives, or any Person which is controlled, directly or indirectly by any of the foregoing.

        1.64 "Permitted Liens" shall mean the Liens granted to Lender and such others as are permitted under Section 9.8 hereof.

        1.65 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

        1.66  "Plan" shall mean any employee benefit plan within the meaning of
Section 3(2) of ERISA that is subject to Title IV of ERISA maintained by Borrower, any Guarantor or any ERISA Affiliate.

        1.67 "PPSA" shall mean the Personal Property Security Act as in effect in the applicable Province of Canada, as the same now exists or may from time to time be amended, modified, recodified or supplemented.

        1.68 "Prime Rate" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

        1.69 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

        1.70 "Qualified Public Offering" shall mean any bona fide, firm commitment, underwritten offering to the public by Borrower of its Capital Stock pursuant to an effective registration statement under the Securities Act, as then in effect, or any comparable statement under any similar federal statute then in force.

        1.71 "Real Property" shall mean all now owned and hereafter acquired real property of Borrower or Obligors, including leasehold interests, together with all buildings, structures and other improvements located thereon, and all licenses, easements and appurtenances relating thereto.

        1.72  "Receivables" shall mean, collectively, all present and future:
(a) Accounts; (b) rights of Borrower and Guarantors to payments for goods sold or leased or for services rendered which are evidenced by instruments or chattel paper and whether or not earned by performance; (c) Credit Card Receivables, (d) rights of Borrower and Guarantors to payment under, in connection with, or arising out of, Borrower's or any Guarantor's factoring arrangements or other arrangements for the sale or transfer of any Accounts, including, without limitation, the Factoring Agreement and (e) all present and future rights of Borrower to payment arising from loans, advances or other financial accommodations made or provided by Borrower to or for the benefit of any of its Affiliates with the proceeds of the Loans or in connection with the Letter of Credit Accommodations.

        1.73 "Records" shall mean all of Borrower's and each Guarantor's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower or any Guarantor with respect to the foregoing maintained with or by any other person).

        1.74 "Reference Bank" shall mean CoreStates Bank, N.A., or such other bank as Lender may from time to time designate.

        1.75  "Refinancing Indebtedness" shall have the meaning set forth in
Section 9.9 hereof.

        1.76 "Securities Act" shall mean the Securities Act of 1933, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        1.77 "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        1.78 "Senior Note Indenture" shall mean the Indenture, dated as of May 23, 1994, by and among Borrower, as issuer, United States Trust Company, as trustee, and Guarantors, as guarantors, with respect to the Senior Notes, as amended and supplemented pursuant to the First Supplemental Indenture dated as of May 11, 1995 and the Second Supplemental Indenture dated as of June 26, 1995, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.79 "Senior Notes" shall mean, collectively, the 12 1/2% Senior Notes due 2004 issued by Borrower in the aggregate principal amount of $100,000,000, pursuant to the terms of the Senior Note Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.80 "Subsidiary" shall mean any corporation of which fifty (50%) percent or more of the outstanding securities of any class or classes thereof, as to which the holders thereof are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions) of such corporation, is now or hereafter directly or indirectly (through one or more intermediaries) owned by any Borrower or Guarantor and/or any one or more of its Subsidiaries.

        1.81 "U.S. Dollar Equivalent" shall mean the number of U.S. Dollars which Lender can purchase with the amount of available currency, including, without limitation, Canadian Dollars, at any time or from time to time in order to perform any provision of this Agreement or the other Financing Agreements, provided, that, such determination shall be at the buying rate of exchange available to Lender on such date, at such time, at any branch in New York, New York, or Philadelphia, Pennsylvania of any bank chartered, incorporated or qualified to do banking business under the laws of the United States of America, the State of New York or the Commonwealth of Pennsylvania, as may be selected by Lender, in its discretion. In determining the Net Amount of Eligible Accounts, any such Accounts payable in Canadian Dollars shall be converted to their U.S. Dollar Equivalent.

        1.82 "U.S. Dollars" shall mean legal tender according to the laws of the United States of America.

        1.83 "Value" shall mean, as determined by Lender in good faith, with respect to inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.

        1.84 "Weighted Average Life to Maturity" shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

SECTION 2.   CREDIT FACILITIES

         2.1  Loans.

                 (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Loans to Borrower from time to time in amounts requested by Borrower up to an amount equal to:

                 (i) eighty-five (85%) percent of the Net Amount of Eligible Accounts of Morgan, plus

                 (ii) eighty (80%) percent of the Net Amount of Eligible Accounts of TAG, plus

                 (iii) seventy-five (75%) percent of the Net Amount of Eligible Accounts of the Leer Manufacturing Division of TAG, provided, that, Lender may, at any time after the date hereof upon written notice to Borrower increase such percentage to eighty (80%) percent of the Net Amount of Eligible Accounts of the Leer Manufacturing Division of TAG, plus

                 (iv) eighty (80%) percent of the Net Amount of Eligible Accounts of Lowy, plus

                 (v) eighty-five (85%) percent of the Net Amount of Eligible Accounts of EFP, plus

                 (vi) eighty-five (85%) percent of the Net Amount of Eligible Accounts of MIC, plus

                 (vii) sixty (60%) percent of the Value of the Eligible Inventory of EFP, Lowy, MIC (other than finished goods of MIC), Morgan and TAG (other than the Inventory of the Leer Retail Division of TAG), plus

                 (viii) forty (40%) percent of the Value of the Eligible Inventory of the Leer Retail Division of TAG, provided, that, Lender may at any time after the date hereof upon written notice to Borrower increase such percentage to sixty (60%) percent of the Value of such Eligible Inventory, minus

                 (ix)     any Availability Reserves.

                 (b) Lender may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower, (i) reduce any of the lending formulas with respect to Eligible Accounts to the extent that Lender determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased or may be reasonably anticipated to increase above historical levels, or (B) the general creditworthiness of account debtors has declined in any material respect or (ii) reduce any of the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines in good faith that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased or (C) the nature, quality or mix of the Inventory has deteriorated which adversely affects the value of the Inventory or the ability of Lender to realize thereon. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

                 (c) Notwithstanding anything to the contrary herein, the aggregate amount of the Loans based on Eligible Inventory outstanding at any time shall not exceed $25,000,000.

                 (d) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in
Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions. Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

                 (e) For purposes only of applying the sublimit on Loans based on Eligible Inventory pursuant to Section 2.1(c), Lender may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Loans to the extent Lender is in effect relying on the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Loans and Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(a) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

         2.2  Letter of Credit Accommodations.

                 (a) Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Loans to Borrower pursuant to this Section 2.

                 (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower and Guarantors shall pay to Lender a letter of credit fee at a rate equal to one and three-quarters (1 3/4%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations (other than acceptances with respect to letters of credit) for the immediately preceding month (or part thereof), and an acceptance fee at a rate equal to two and one-half (2 1/2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations constituting acceptances with respect to letters of credit (provided, that, subject to the exception in this Section 2.2(b) set forth below, such acceptance fee shall be reduced to two and one-quarter (2 1/4%) percent per annum if the conditions set forth in Section 1.50(a) for the reduction of the Interest Rate are satisfied), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to three and three-quarters (3 3/4%) percent per annum on such daily outstanding balance and such acceptance fee, at Lender's option, without notice, at a rate equal to four and one-half (4 1/2%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an

Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fee and acceptance fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower and Guarantors to pay such fee shall survive the termination or non-renewal of this Agreement.

                 (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Loans available to Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory or indemnifying the issuer of a letter of credit for the account of Borrower for the purpose of purchasing Eligible Inventory, the sum of (A) one hundred (100%) percent of the face amount thereof, minus the amount calculated pursuant to the lending formula applicable to the Eligible Inventory which is the subject thereof pursuant to Section 2.1 hereof, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of the locations of Guarantors for Eligible Inventory within the United States of America and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in this Section 2.2(c)(i) or Section 2.2(c)(ii).

                 (d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith, shall not at any time exceed $15,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower and Guarantors will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

                 (e) Borrower and each Guarantor shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except as a result of the gross negligence or willful misconduct of Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Borrower and each Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's or such Guarantor's agent. Borrower and each Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State, Provincial and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower and each Guarantor hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower or Guarantor, or by any issuer or correspondent with respect to or relating to any Letter of Credit Accommodation. The foregoing shall not be construed to constitute a release by Borrower or Guarantors of any claims against any issuer or correspondent with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

                 (f) Nothing contained herein shall be deemed or construed to grant Borrower or any Guarantor any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower and Guarantors shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower or any Guarantor. Lender shall have the sole and exclusive right and authority to, and Borrower and Guarantors shall not: (i) at any time an Event of Default exists or has occurred, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions contemplated under the preceding sentence either in its own name or in Borrower's or any Guarantor's name.

                 (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower or any Guarantor to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower or such Guarantor to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower and Guarantors to Lender and to apply in all respects to Borrower and Guarantors.

         2.3 Availability Reserves. All Loans otherwise available to Borrower pursuant to the lending formulas set forth in Section 2.1 and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves. Without limiting any other rights or remedies of Lender under this Agreement or any of the other Financing Agreements with respect to the establishment of Availability Reserves or otherwise, Lender may establish and revise Availability Reserves to reflect liabilities of Borrower or any Obligor (if any) which receive the benefit of a trust under applicable law or a security interest, lien or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations on any of the Collateral or other property which is security for the Obligations under Federal, Provincial, State, county, municipal or local law including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, employee withholdings or deductions and vacation pay, workers' compensation obligations, government royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which Lender considers may be or may become subject to a right of a supplier to recover possession thereof under any Federal or Provincial law, where such supplier's right may have priority over the security interests, liens or charges securing the Obligations, including, without limitations, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Insolvency Act (Canada).

         2.4  Use of Proceeds; Intercompany Loans.

                 (a) Borrower shall use the initial proceeds of the Loans made by Lender to Borrower hereunder on the day such Loans are made only for: (i) loans by Borrower to each Guarantor in an amount equal to the then outstanding amount of the Indebtedness of such Guarantor to Borrower arising from loans made by Borrower to such Guarantor pursuant to the Intercompany Loan Documents prior to the date of the initial Loans hereunder, provided, that, (A) each Guarantor shall use the proceeds of the loans received by such Guarantor from Borrower (which loans were made by Borrower to such Guarantor with the proceeds of the Loans by Lender to Borrower) to repay all Indebtedness of such Guarantor to Borrower outstanding immediately prior to the loans by Borrower to such Guarantor using the proceeds of the Loans made to Borrower hereunder and (B) Borrower shall use the proceeds of all such repayments from Guarantors of the loans previously made by Borrower to Guarantors to repay all of the Indebtedness of Borrower to the Existing Lenders and (ii) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements.

                 (b) Borrower shall only use the proceeds of all Loans to make a loan to a Guarantor on the same day and all Letter of Credit Accommodations shall only be used for the benefit of, or in connection with the business of, a Guarantor, in each case pursuant to and in accordance with the Intercompany Loan Documents as in effect on the date hereof, provided, that, (i) in no event shall the aggregate amount of such loans by Borrower to any Guarantor plus the Letter of Credit Accommodations established for the benefit of, or in connection with the business of, such Guarantor exceed the Guarantor Availability of such Guarantor, (ii) the Indebtedness of such Guarantor to Borrower arising in connection with such loan by Borrower to Guarantor shall be evidenced by a single original Intercompany Note issued by such Guarantor to Borrower, which shall evidence a valid and legally enforceable Indebtedness of such Guarantor to Borrower (and to Lender as assignee of Borrower) unconditionally owing to Borrower, without offset, defense or counterclaim of any kind, nature or description whatsoever and (iii) the original of the Intercompany Note issued by such Guarantor to Borrower shall be duly and validly endorsed and assigned by Borrower payable to the order of Lender, in a manner satisfactory to Lender and as so endorsed shall be delivered to, and held by, Lender as part of the Collateral. Notwithstanding anything to the contrary contained herein or in the Intercompany Loan Documents or otherwise, except in Lender's discretion, in the event that the aggregate amount of the loans by Borrower to any Guarantor outstanding at any time exceeds the Guarantor Availability of such Guarantor, such event shall not limit, waive or otherwise affect the rights of Borrower (or Lender as assignee of Borrower with respect thereto) in that circumstance or on any future occasions and such Guarantor shall, upon demand by Borrower or Lender, which may be made at any time or from time to time, immediately repay to Lender as assignee of Borrower the entire amount of any such excess(es) for which payment is demanded.

                 (c) All loans made by Borrower to any Guarantor or Letter of Credit Accommodations provided by Lender for the benefit of, or in connection with the business of, any Guarantor pursuant to the provisions hereof shall only be used by such Guarantor for (i) general operating, working capital and other proper corporate purposes of such Guarantor not otherwise prohibited by the terms hereof and (ii) interest, costs, expenses, fees and other Obligations owed to Lender in connection with this Agreement and the transactions contemplated in connection herewith.

                 (d) None of the proceeds of the Loans or the Letter of Credit Accommodations or the loans by Borrower to any Guarantor pursuant to the Intercompany Loan Documents shall be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans or such intercompany loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.

                 (e) All proceeds of Loans shall be disbursed by Lender to one of the depository accounts of Guarantors listed on Schedule 6.3 hereto which Borrower shall designate to Lender at such time as Borrower requests such Loan and an intercompany loan by Borrower to such Guarantor pursuant to the Intercompany Loan Documents of Borrower with such Guarantor shall have been deemed made upon such disbursement of the proceeds of the Loan to such Guarantor; provided, that, except as Lender may elect, Lender shall not disburse proceeds of Loans to or for the benefit of any Guarantor if, after giving effect thereto, the aggregate amount of the then outstanding intercompany loans made to such Guarantor, plus the then outstanding Letter of Credit Accommodations established for the benefit of, or in connection with the business of, such Guarantor, shall exceed the amount equal to the Guarantor Availability of such Guarantor or any of the other conditions set forth in
Section 2.4(b) above are not satisfied.


SECTION 3.   INTEREST AND FEES

         3.1  Interest.

                 (a) Borrower shall pay to Lender interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

                 (b) Borrower may from time to time request that any Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to eighty-five (85%) percent of the lowest principal amount of the Loans which in Borrower's reasonable judgment it is anticipated will be outstanding during the applicable Interest Period as determined by Lender (but with no obligation of Lender to make such Loans) and
(vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase U.S. Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

                 (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved in accordance with the terms hereof a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default shall exist or have occurred and be continuing or (ii) this Agreement shall terminate or not be renewed. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing. A certificate of Lender setting forth in reasonable detail the basis for the determination of such amount necessary to compensate Lender, the Reference Bank or any participant as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

                 (d) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on Loans (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

         3.2 Closing Fee. Borrower shall pay to Lender as a closing fee the amount of $375,000, which shall be fully earned as of the date hereof and $125,000 of which shall be payable on the date hereof, $125,000 of which shall be payable on the first anniversary of the date hereof, and $125,000 of which shall be payable on the second anniversary of the date hereof, provided, that, such amount shall become immediately due and payable, without notice or demand, at Lender's option, upon the occurrence of an Event of Default or upon the termination or non-renewal hereof.

         3.3 Servicing Fee. Borrower shall pay to Lender monthly a servicing fee in an amount equal to $6,500 for each month (or part thereof), while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable in advance on the date hereof for the month ending July 31, 1996 and on the first day of each month thereafter, commencing on August 1, 1996.

         3.4 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee at a rate equal to one-half of one (1/2 of 1%) percent per annum calculated upon the amount by which (a) $45,000,000 exceeds (b) the average monthly principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof), which fee shall be calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed and shall be payable on the first day of each month in arrears.

        3.5  Changes in Laws and Increased Costs of Loans.

                 (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon written notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans by an amount deemed by Lender to be material, or (C) reduce the amounts received or receivable by Lender, Reference Bank or any participant in respect thereof, by an amount deemed by Lender to be material or (ii) the cost (other than reserve requirements taken into account in the calculation of the applicable Adjusted Eurodollar Rate) to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost (other than reserve requirements taken into account in the calculation of the applicable Adjusted Eurodollar
Rate) or expense actually incurred by such Person as a result of the foregoing, including, without limitation, any such loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth in reasonable detail the basis for the determination of such amount necessary to compensate Lender, Reference Bank or any participant as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error. In the event that Lender, Reference Bank or any participant shall purchase U.S. Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, Lender shall request that Reference Bank and such participant use its reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its branch or office in which such deposits are held, or change such branch or office, so as to avoid the payment by Borrower and Guarantors of any additional amounts under this Section 3.5(a).

                 (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (including loss of anticipated profits), cost or expense actually incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof. For purposes of this Section 3.5(b), the outstanding amount of the Loans as of any date shall be calculated after giving effect to any Loans made as of such date. A certificate of Lender setting forth in reasonable detail the basis for the determination of such amount necessary to compensate Lender, Reference Bank or any participant as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

SECTION 4.  CONDITIONS PRECEDENT

        4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

                 (a) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and other documents as Lender may request to evidence and effectuate the termination by the Existing Lenders of their respective financing arrangements with Borrower and Guarantors and the termination and release by them of any interest in and to any assets and properties of Borrower, Guarantors and any other Obligor, duly authorized, executed and delivered by each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by any of them or their predecessors, as secured party, and Borrower, any Guarantor or other Obligor, as debtor, (ii) UCC assignments from the Existing Lenders to Borrower with respect to all UCC financing statements between Borrower, as secured party, and any Guarantor, as debtor, which were previously assigned by Borrower to the Existing Lenders, and (iii) termination of all assignments by Borrower, any Guarantor or other Obligor to the Existing Lenders of any rights of Borrower, such Guarantor or other Obligor to trademarks, patents or copyrights, in form acceptable for recording in the appropriate government office;

                 (b) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations, subject only to the Permitted Liens;

                 (c) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

                 (d) no material adverse change shall have occurred in the assets or business since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

                 (e) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Loans available to Borrower, the results of which shall be satisfactory to Lender, not more than three (3) Business Days prior to the date hereof;

                 (f) Lender shall have received a Borrowing Base Certificate setting forth the Loans available to Borrower as of the date hereof, as completed in a manner satisfactory to Lender and duly authorized, executed and delivered on behalf of Borrower;

                 (g) Lender shall have received, in form and substance satisfactory to Lender, the collateral assignment by Borrower to Lender of all right, title and interest of Borrower under or pursuant to the Intercompany Loan Documents and granting Lender such other rights with respect thereto as Lender may require, duly authorized, executed and delivered by Borrower and acknowledged and agreed to by each Guarantor (including as to each Guarantor any waiver of defenses as against Lender as assignee of Borrower);

                 (h) Borrower shall have established the Blocked Accounts and Lender shall have received, in form and substance satisfactory to Lender, all agreements with the depository banks and Borrower with respect to such Blocked Accounts as Lender may require pursuant to Section 6.3 hereof, duly authorized, executed and delivered by such depository banks and Borrower;

                 (i) Lender shall have received evidence, in form and substance satisfactory to Lender, that the Leer Retail Division of TAG has directed the depository banks at which it maintains deposit accounts for each of the retail store locations operated by it to remit all immediately available funds deposited with such depository banks to the Blocked Accounts as required pursuant to Section 6.3 hereof, unless otherwise directed by Lender, duly authorized, executed and delivered by it;

                 (j) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, acknowledgements by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any Liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

                 (k) Lender shall have received Credit Card Acknowledgements in each case, duly authorized, executed and delivered by the Credit Card Issuers and Credit Card Processors;

                 (l) the Excess Availability as determined by Lender, as of the date hereof, shall not be less than $3,500,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

                 (m) Lender shall have received evidence of insurance and loss payee endorsements with respect to the Collateral required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee with respect to the Collateral;

                 (n) Lender shall have received, in form and substance reasonably satisfactory to Lender, the opinion letter of counsel(s) to Borrower with respect to the Financing Agreements, the Intercompany Loan Documents and the security interests and liens of Lender with respect to the Collateral and such other matters as Lender may reasonably request; and

                 (o) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance reasonably satisfactory to Lender.

         4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit

Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

                 (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representation and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

                 (b) no law, regulation, order, judgment or decree of any Governmental Authority shall have been issued, and Lender shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or other Governmental Authority which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or (B) the consummation of the transactions contemplated pursuant to the terms hereof and of the Financing Agreements or (ii) has or would have a material adverse effect on the assets or business of Borrower or any Obligor or the legality, validity, enforceability, perfection or priority of the Liens of Lender upon the Collateral or the rights of Lender hereunder and under the other Financing Agreements or the ability of Borrower or any Obligor to perform its obligations hereunder or under the other Financing Agreements; and

                 (c) no Event of Default and no act, condition or event which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.


SECTION 5.   GRANT OF SECURITY INTEREST

         5.1 To secure payment and performance of all Obligations, Borrower and each Guarantor hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

                 (a)  Receivables;

                 (b) all present and future contract rights and other general intangibles, including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, and also including, but not limited to, choses in action and other claims in connection with or related to the Receivables or any of the other Collateral;

                 (c) all present and future chattel paper, documents and instruments (i) which evidence or relate to Receivables or Inventory and including all documents of title or (ii) which evidence or relate to indebtedness arising pursuant to Receivables or any of the other Collateral (including, without limitation, (A) the Intercompany Notes or any promissory notes or instruments which at any time evidence indebtedness of any Affiliate of Borrower arising from loans, advances or other financial accommodations made or provided by Borrower to or for the benefit of such Affiliate with proceeds of the Loans or in connection with the Letter of Credit Accommodations and (B) promissory notes or other instruments which evidence indebtedness of any account debtor or other obligor in respect of any Receivables);

                 (d) (i) all present and future monies, securities, credit balances, deposits, deposit accounts, documents, instruments and other property of Borrower and Guarantors now or hereafter held or received by or in transit to Lender or its affiliates, whether for safekeeping, pledge, custody, transmission, collection or otherwise, (ii) all present and future monies, securities, credit balances and deposits at any bank or other financial institution (A) constituting proceeds of Receivables or any of the other Collateral or (B) constituting proceeds of loans, advances or other financial accommodations made or provided by Lender or its Affiliates to or for the benefit of Borrower or its Affiliates or (C) constituting proceeds of loans, advances or other financial accommodations made or provided by Borrower to or for the benefit of any Affiliate with proceeds of the Loans or in connection with the Letter of Credit Accommodations or (D) held or deposited in or delivered to any deposit account or other account used in connection with the collection of Receivables or any of the other Collateral, or containing proceeds of the Receivables or any of the other Collateral, or containing proceeds of Loans or Letter of Credit Accommodations made or provided by Lender or its Affiliates to or for the benefit of Borrower or its Affiliates, or proceeds of loans, advances or other financial accommodations made or provided by Borrower to or for the benefit of any Affiliate with proceeds of the Loans or in connection with the Letter of Credit Accommodations, and (iii) all right, title and interest of Borrower and Guarantors in or to any deposit account or other account maintained at any bank or other financial institution used in connection with the collection of the Receivables or any of the other Collateral, or containing proceeds of the Receivables or any of the other Collateral, or containing proceeds of Loans or Letter of Credit Accommodations made or provided by Lender or its Affiliates to or for the benefit of Borrower or its Affiliates, or proceeds of loans, advances or other financial accommodations made or provided by Borrower to or for the benefit of any Affiliate with proceeds of the Loans or in connection with the Letter of Credit Accommodations;

                 (e) all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables or any of the other Collateral, including, without limitation, (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Receivables or any of the other Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments, credit card sales drafts, credit card sales slips or charge slips or receipts and other forms of daily store receipts with respect to, or otherwise representing or evidencing Receivables or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors, and (v) security interests granted by Affiliates of Borrower to Borrower to secure Indebtedness arising from loans, advances or other financial accommodations made or provided by Borrower to or for the benefit of such Affiliate or otherwise, including, without limitation, security interests granted to Borrower pursuant to the Intercompany Loan Documents;

                 (f)  Inventory;

                 (g) all leases and rental agreements for personal property between Borrower or any Guarantor as lessor (whether by origination or derivation) and any and all persons or parties as lessee(s), and all rentals, purchase option amounts, and other sums due thereunder; and all inventory, goods and property subject to such leases and rental agreements and all accessions, parts and tools attached thereto or used therewith and all of the residual or reversionary rights of Borrower or any Guarantor therein;

                 (h)  Records; and

                 (i) all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

          5.2  Notwithstanding anything to the contrary contained in Section
5.1 above, the types or items of Collateral shall not include any rights or interests in any contract, lease, permit, license, charter or license agreement covering personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Lender is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (a) to apply if such prohibition is unenforceable under Section 9-318 of the UCC or other applicable law or (b) so as to limit, impair or otherwise affect Lender's unconditional continuing security interests in and liens upon any rights or interests of Borrower or any Guarantor in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including, without limitation, any Accounts or other Receivables).


SECTION 6.   COLLECTION AND ADMINISTRATION

         6.1 Borrower's Loan Account(s). Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

         6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower and any Obligor as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in the loan account(s) of a Borrower shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

         6.3  Collection of Accounts.

                 (a) Borrower and Guarantors shall establish and maintain, at their expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 6.3 hereto and after prior written notice to Lender, such other banks as Borrower or Guarantors may hereafter select as are acceptable to Lender. The banks set forth on Schedule
6.3 constitute all of the banks with whom Borrower and Obligors have deposit account arrangements and merchant payment arrangements as of the date hereof.

                 (b) Borrower and Guarantors shall have established and shall maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts") as Lender may specify into which Borrower and Guarantors shall promptly (i) cause all amounts on deposit in the deposit accounts of the Leer Retail Division of TAG used by each retail store location of the Division to be sent and (ii) deposit and direct, or cause to be deposited, all payments on all Receivables and all other payments arising from the sale of, or otherwise constituting proceeds of, Inventory or other Collateral. The banks at which the Blocked Accounts are established shall have entered into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right of setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrower and Guarantors agree that all amounts deposited in such Blocked Accounts or other funds received and collected by Lender, whether as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender.

                 (c) For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Payment Account. For purposes of calculating the amount of the Loans available to each Borrower such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender in the Payment Account, if such payments are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit such Borrower's loan account on such day, and if not, then on the next Business Day.

                 (d) Borrower and Guarantors and all of their subsidiaries, employees, agents and other Affiliates shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's, any Guarantor's or its Subsidiary's own funds. Borrower and Guarantors agree to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower and Guarantors to reimburse Lender for such amounts pursuant to this
Section 6.3 shall survive the termination or non-renewal of this Agreement.

         6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate in writing from time to time. Lender may apply payments received or collected from Borrower or Guarantors or for the account of Borrower or Guarantors (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral or any other property which is security for the Obligations) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower and Guarantors shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower and Guarantors shall be liable to pay to Lender, and do hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         6.5 Authorization to Make Loans. Lender is authorized to make the Loans to or for the benefit of Borrower and Guarantors, or otherwise in accordance with the terms hereof or of any of the other Financing Agreements, and provide the Letter of Credit Accommodations for the benefit of Borrower and Guarantors based upon telephonic or other instructions received from anyone purporting to be an authorized officer of Borrower or any Guarantor or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested Loan is to be made or Letter of Credit Accommodations established (which day shall be a Business Day), the amount of the requested Loan or the Letter of Credit Accommodations (together with such other information as Lender may require in connection therewith in the case of Letter of Credit Accommodations) and the Guarantor's deposit account set forth on Schedule 6.3 hereto to which the proceeds of such Loan should be disbursed. Except in Lender's discretion, all Loans requested by Borrower or any Guarantor (other than the initial Loans hereunder) shall only be disbursed to a deposit account of such Guarantor set forth on Schedule 6.3 hereto designated in the request (such Loans being for the account of Borrower). Requests received after 11:00 a.m. New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower or any Guarantor when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.


SECTION 7.   COLLATERAL REPORTING AND COVENANTS

         7.1  Collateral Reporting.

                 (a) Borrower shall provide Lender with the following documents in a form satisfactory to Lender:

                          (i)  on a weekly basis or more frequently at
Borrower's option or more frequently beginning five (5) days after Lender's request, a Borrowing Base Certificate setting forth Borrower's calculation of the Loans and Letter of Credit Accommodations available to Borrower pursuant to the terms and conditions contained herein as of the last business day of the immediately preceding week as to the Accounts and as of the last day of the preceding month as to Inventory, duly completed and





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
executed by the chief financial officer or other appropriate financial officer of Borrower acceptable to Lender, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including, without limitation, the amount of all Accounts of each Guarantor created, collections received by such Guarantor and credit memos issued by such Guarantor during the immediately preceding week); provided, that, without limiting any other rights of Lender, upon Lender's request, Borrower shall provide Lender on a daily basis with a schedule of Accounts for each Guarantor, and collections received and credits issued by such Guarantor and with such frequency as Lender shall specify an inventory report as to each Guarantor in the event that at any time either: (A) an Event of Default or (B) Borrower shall have failed to deliver any Borrowing Base Certificate in accordance with the terms hereof, or (C) upon Lender's good faith belief, any information contained in any Borrowing Base Certificate is incomplete, inaccurate or misleading, or (D) Excess Availability shall be less than $5,000,000;

                          (ii)  on a monthly basis or more frequently beginning
five (5) days after Lender's request, (A) perpetual inventory reports for each Guarantor or such other reports with respect to inventory as are acceptable to Lender, (B) inventory reports by category for each Guarantor and (C) agings of accounts payable for each Guarantor;

                          (iii)  upon Lender's request, (A) copies of customer
statements and credit memos, remittances advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery of documents for Inventory acquired by Borrower or Guarantors;

                          (iv)  agings of accounts receivable for each
Guarantor on a monthly basis or more frequently as Lender may request; and

                          (v)  such other reports as to the Collateral as
Lender shall request from time to time.

                 (b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Lender contained herein and in the event of any conflict or inconsistency between the calculation of the Loans and Letter of Credit Accommodations available to Borrower as set forth in any Borrowing Base Certificate and as determined by Lender, the determination of Lender shall govern and be conclusive and binding upon Borrower and Guarantors. Without limiting the foregoing, Borrower and Guarantors shall furnish to Lender any information which Lender may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate. If any of the records or reports of Borrower or any Guarantor with respect to the Collateral or other property which is security for the Obligations are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower and each Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred.

         7.2  Accounts Covenants.

                 (a) Borrower shall notify Lender promptly of: (i) any delay in performance by any Guarantor of its obligations to any material account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor, or any disputes with any of such persons or any settlement, adjustment or compromise thereof and (ii) all





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
material adverse information relating to the financial condition of any account debtor, Credit Card Issuer or Credit Card Processor. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor, except in the ordinary course of such Guarantor's business in accordance with its then current practices and policies (so long as such practices and policies are no more favorable to such account debtor or other person in any material respect than those in effect on the date hereof). So long as no Event of Default exists or has occurred and is continuing, each Guarantor shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account
debtor, Credit Card Issuer or Credit Card Processor.   At any time that an
Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors, Credit Card Issuers or Credit Card Processors or grant any credits, discounts or allowances.

                 (b) In addition to the documents and information to be provided by Borrower to Lender pursuant to Section 7.1(a) above, Borrower and each Guarantor shall promptly report to Lender any return of Inventory by an account debtor having a value in excess of $50,000, other than returns from retail customers in the ordinary course of the business of the Leer Retail Division of TAG in accordance with the then current return policy of the Leer Retail Division, of TAG (provided that such return policy shall be no more favorable to the retail customer in any material respect than the policy in effect as of the date hereof). At any time that Inventory is returned, reclaimed or repossessed, the related Account shall not be deemed an Eligible Account to the extent of such returned, reclaimed or repossessed Inventory. In the event any such account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, such Guarantor shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

                 (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor, except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of the business of the Guarantor to whom such Account is owed in accordance with the then current practices and policies of such Guarantor (so long as such practices and policies are no more favorable to the account debtor or other person in any material respect than those in effect on the date hereof), (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable Federal or State laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

                 (d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral by mail, telephone, facsimile transmission or otherwise.

                 (e) Borrower and each Guarantor shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower or such Guarantor, all chattel paper and instruments constituting part of the Collateral which Borrower or such Guarantor now owns or





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
may at any time acquire immediately upon Borrower's or such Guarantor's receipt thereof, except as Lender may otherwise agree.

                 (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors, Credit Card Issuers or Credit Card Processors that the Receivables and other obligations included in the Collateral have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all account debtors, Credit Card Issuers and Credit Card Processors to make payments of Receivables and other obligations included in the Collateral directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations,
(iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof not for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor, Credit Card Issuer, Credit Card Processor, or other obligor shall state that the Receivables and such other obligations due from such account debtor, Credit Card Issuer, Credit Card Processor, or other obligor have been assigned to Lender and are payable directly and only to Lender and Borrower and each Guarantor shall, and shall cause its Subsidiaries to, deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Receivables and other obligations included in the Collateral as Lender may require.

         7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower and each Guarantor shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower and each Guarantor shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default has occurred, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrower and each Guarantor shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except (i) for sales of Inventory in the ordinary course of the business of Borrower or such Guarantor, (ii) for Inventory purchased by Borrower or such Guarantor from a third party which is in transit to a location set forth or permitted herein and is identified to Lender as Inventory in transit, (iii) to move Inventory from time to time in the ordinary course of business to third party processors or outside contractors in order for such third party or outside contractor to process or otherwise work with such Inventory; provided, that, all such Inventory is reported to Lender as Inventory at such third party locations, and
(iv) to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender's request, Borrower and each Guarantor shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default has occurred, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, upon which Lender is expressly permitted to rely; (e) Borrower and each Guarantor shall, and shall cause its Subsidiaries to, produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) as between Borrower, each Guarantor and its Subsidiaries and Lender, Borrower, each Guarantor and its Subsidiaries assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower and each Guarantor shall not, and shall cause its Subsidiaries not to, sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower, such Guarantor or Subsidiary to repurchase such Inventory, except for the right of return given to retail customers in the ordinary course of the business of the Leer Retail Division of TAG in accordance with the then current return policy of the Leer Retail Division of TAG (so long as such policy shall be no more favorable to the retail customer in any material respect than the policy in effect on the date hereof); (h) Borrower and each Guarantor shall, and shall cause its Subsidiaries to, keep the Inventory in good and marketable condition; and (i) Borrower and each Guarantor shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval. The foregoing shall not be construed to limit the existing customary practice of any Guarantor to accept returns from time to time from customers in the ordinary course of the business of such Guarantor.

         7.4 Equipment Covenants. With respect to the Equipment: (a) Borrower and each Guarantor shall keep the Equipment necessary to operate the businesses of Borrower and Guarantors in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Borrower and each Guarantor shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; and (c) as between Borrower, each Guarantor and its Subsidiaries and Lender, Borrower, each Guarantor and its Subsidiaries assumes all responsibility and liability arising from the use of the Equipment.

         7.5 Power of Attorney. Borrower and each Guarantor hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's and such Guarantor's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's, such Guarantor's or Lender's name, to:
(a) at any time an Event of Default exists or has occurred and is continuing,
(i) demand payment on Receivables or other proceeds of Inventory or other Collateral, (ii) enforce payment of Receivables or other Collateral by legal proceedings or otherwise, (iii) exercise all of Borrower's or such Guarantor's rights and remedies to collect any Receivables or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew a Receivable, (vi) discharge and release any Receivable, (vii) prepare, file and sign Borrower's or such Guarantor's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of such Guarantor's mail (and Borrower's mail, but only if Borrower has any material Receivables) to an address designated by Lender, and open and dispose of all mail addressed to such Guarantor (and Borrower, but only if Borrower has any material Receivables), provided, that, Lender shall use all reasonable efforts to only open and dispose of mail which it receives pursuant to the exercise by Lender of its rights set forth in this Section 7.5 from account debtors or other persons indebted to Borrower or any Obligor, or which might relate to the Collateral or proceeds thereof, or from suppliers, vendors or other trade creditors of Borrower or any Obligor, and (ix) do all other acts and things which are necessary, in Lender's good faith determination, to fulfill Borrower's or such Guarantor's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds of any Collateral or other item or proceeds received in the Blocked Accounts or otherwise remitted to Lender, (ii) have access to any lockbox or postal box into which Borrower's or such Guarantor's mail is deposited, (iii) endorse Borrower's or such Guarantor's name upon any items of payment or proceeds of any Collateral or other item or proceed received in the Blocked Accounts or otherwise remitted to Lender, and deposit the same in the Lender's account for application to the Obligations, (iv) endorse Borrower's or such Guarantor's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivables or any goods pertaining thereto or any other Collateral, (v) sign Borrower's or such Guarantor's name on any verification of Receivables and notices thereof to account debtors or obligors with respect thereto and (vi) execute in Borrower's or such Guarantor's name and file any UCC financing statements or amendments thereto with respect to the Collateral, in each case to the extent not otherwise prohibited by applicable law and in accordance with the other terms of this Agreement and the other Financing Agreements. Borrower and each Guarantor hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of the gross negligence or wilful misconduct of Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

         7.6 Right to Cure. Lender may, at its option, (a) upon notice to Borrower, cure any default by Borrower under any material agreement with a third party which affects the Collateral, its value or the ability of Lender to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Lender therein or the ability of Borrower or Guarantors to perform their respective obligations under the other Financing Agreements; (b) pay or bond on appeal any judgment entered against Borrower or any Guarantor; (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral; and (d) pay any amount, incur any expense or perform any act which, in Lender's good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Loans and charge Borrower's account therefor, such amounts to be repayable by Borrower and Guarantors on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower or Guarantors. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

         7.7 Access to Premises. From time to time as requested in good faith by Lender, at the cost and expense of Borrower and Guarantors, (a) Lender or its designee shall have complete access to all premises of Borrower and Obligors during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred, for the purposes of inspecting, verifying and auditing the Collateral and all other property which is security for the Obligations and all of the books and records of Borrower or such Obligor, including, without limitation, the Records; (b) Borrower and each Obligor shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request; and (c) use during normal business hours such of the personnel, equipment, supplies and premises of Borrower and each Obligor as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing, for the collection of Receivables and realization of other Collateral.


SECTION 8.   REPRESENTATIONS AND WARRANTIES

         Borrower and Guarantors hereby jointly and severally represent and warrant to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrower:

         8.1 Corporate Existence, Power and Authority; Subsidiaries. Borrower and each Guarantor is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on the financial condition, results of operation or business of Borrower or any Guarantor or the rights of Lender hereunder or under any of the other Financing Agreements. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's and each Guarantor's corporate powers, have been duly authorized and are not in contravention of (a) any applicable law or the terms of Borrower's or such Guarantor's certificate of incorporation, by-laws, or other organizational documentation, or (b) any indenture, or any material agreement or undertaking to which Borrower or such Guarantor is a party or by which Borrower or such Guarantor or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower and Guarantors enforceable in accordance with their respective terms. Borrower and Guarantors do not have any Subsidiaries except as set forth in Schedule 8.1 hereto, subject to the right of Borrowers and Guarantors to form a new Subsidiary in accordance with Section 9.7 below or acquire a new Subsidiary in accordance with Section 9.14.

         8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower, Guarantors and their Subsidiaries which have been or may hereafter be delivered by or on behalf of Borrower or Guarantors to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower, Guarantors and their Subsidiaries as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by or on behalf of Borrower or Guarantors to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower and Guarantors since the date of the most recent audited financial statements furnished by or on behalf of Borrower or Guarantors to Lender prior to the date of this Agreement.

         8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and each Guarantor are located only at the address set forth below, and the Records of Borrower and each Guarantor concerning Receivables and Inventory are located only at the address set forth below and any other address specified in the Information Certificate, and its only other places of business and the only other locations of Collateral or other property which is security for the Obligations, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower and each Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower or Guarantors and sets forth the owners and/or operators thereof.

         8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral. Borrower and each Guarantor has good and marketable title to all of its properties and assets subject to no Liens, except the Permitted Liens.

         8.5 Tax Returns. Borrower and each Guarantor has filed, or caused to be filed, in a timely manner all tax returns, extensions, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower and each Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, and has collected, deposited and remitted all sales and/or use taxes applicable to the conduct of its business and has withheld, collected and remitted all employee liabilities and contributions for income tax, Canadian pension plan, unemployment insurance and other similar liabilities arising under Canadian Federal, State, Provincial or local law, except, in each case, taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, Provincial, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Borrower and each Guarantor has collected and deposited in a separate bank account or remitted to the appropriate tax authority all sales and/or use taxes applicable to its business required to be collected under the laws of the United States and each possession or territory thereof, and each State or political subdivision thereof, including any State or political subdivision thereof in which Borrower or such Guarantor owns any Inventory or owns or leases any other property, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Guarantor with respect to which adequate reserves have been set aside on its books.

         8.6 Litigation. Except as set forth on the Information Certificate, there is no present investigation by any Governmental Authority pending, or to the best of the knowledge of Borrower and Guarantors, threatened, against or affecting Borrower, Guarantors or their Subsidiaries or its or their assets or businesses and there is no action, suit, proceeding or claim by any Person pending, or to the best of the knowledge of Borrower and Guarantors, threatened, against Borrower, Guarantors or any of their Subsidiaries or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against such person or persons would result in any material adverse change in the assets or business of Borrower or any Guarantor or would impair the ability of Borrower or any Guarantor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

         8.7  Compliance with Other Agreements and Applicable Laws.

                 (a) Borrower and each Obligor is not in default in any material respect under, or in violation in any respect of any of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound. Borrower, each Guarantor and its Subsidiaries is in compliance in all respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Fair Labor Standards Act of 1938, as amended, the Occupational Safety and Health Act of 1970, as amended, the Code, the Securities Act, the Securities Exchange Act, ERISA and all Environmental Laws.

                 (b) Except as set forth in Section 8.8 hereof, Borrower and each Obligor has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the "Permits") and is in material compliance in all respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, but not limited to, the Department of State, the Department of Commerce, and the Bureau of Alcohol, Tobacco and Firearms) relating to its business. The Permits constitute all permits, licenses, approvals, consents, certificates, orders or authorizations necessary for Borrower and each Obligor to own and operate its business as presently conducted or proposed to be conducted. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending, or to the best of the knowledge of Borrower and Guarantors, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits except for any such actions, claims or proceedings disclosed in the Information Certificate or arising after the date hereof, in each case, which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Guarantor, so long as such Permit remains in effect during the pendency of such action, claim or proceeding.

         8.8  Environmental Compliance.

                 (a) Except as set forth on Schedule 8.8 hereto, (i) Borrower, Guarantors and any of their Subsidiaries have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder in any material respect and (ii) the operations of Borrower, each Guarantor and its Subsidiaries comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

                 (b) Except as set forth on Schedule 8.8 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice of violation by any Governmental Authority or any other third party nor is any pending or to the best of the knowledge of Borrower and Guarantors threatened, with respect to any material non-compliance with or material violation of the requirements of any Environmental Law by Borrower, any Guarantor or its Subsidiaries or with respect to the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials by Borrower, any Guarantor or its Subsidiaries.

                 (c) Except as set forth on Schedule 8.8 hereto, Borrower, Guarantors and any of their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

                 (d) Borrower, each Guarantor and its Subsidiaries has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of any Borrower, Guarantor or its Subsidiaries under any Environmental Law.

        8.9  Employee Benefits.

                 (a) Borrower and each Guarantor has not engaged in any transaction in connection with which Borrower or such Guarantor or any ERISA Affiliate could reasonably be expected to be subject to either a civil penalty assessed pursuant to ERISA or a tax imposed pursuant to the Code with respect to a Plan in excess of $100,000.

                 (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower or any Guarantor to be incurred with respect to any Plan. There has been no reportable event (within the meaning of ERISA) or any other event or condition with respect to any Plan which presents a material risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

                 (c) Full payment has been made of all amounts which Borrower, any Guarantor or any ERISA Affiliate is required under ERISA and the Code to have paid under the terms of each Plan as contributions to such Plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in ERISA and the Code), whether or not waived, exists with respect to any Plan.

                 (d) The current value of all vested accrued benefits under the Plans does not exceed the current value of the assets of such plans allocable to such vested accrued benefits by more than $350,000 as to any one Plan and $650,000 in the aggregate as to all Plans. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

                 (e) Neither Borrower nor any Guarantor nor any ERISA Affiliate has any liability or potential liability with respect to any "multiemployer plan" (as such term is defined in ERISA) that is subject to Title IV of ERISA (other than any liability arising in the ordinary course of the business of Borrower, any Guarantor or ERISA Affiliate for contributions to such plan in accordance with the collective bargaining agreement of Borrower), except as set forth in Schedule 8.9 hereto.

         8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower and each Obligor maintained at any bank or other financial institution are set forth on Schedule
6.3 hereto, subject to the right of Borrower and Obligors to establish new accounts in accordance with Section 9.16 below.

         8.11  Capitalization, Interrelated Businesses.

                 (a) All of the issued and outstanding shares of Capital Stock of Borrower are directly and beneficially owned and held by John B. Poindexter and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender. All of the issued and outstanding shares of Capital Stock of Guarantors (other than Raider) are directly and beneficially owned and held by Borrower and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender. All of the issued and outstanding shares of Capital Stock of Raider are directly and beneficially owned and held by TAG, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender.

                 (b) After the creation of the Obligations, the security interests of Lender and the other transactions contemplated hereunder, Borrower and Guarantors on a consolidated basis shall continue to be able to pay their respective debts as they mature and have (and have reason to believe they will continue to have) sufficient capital (and not unreasonably small capital) to carry on their businesses and all businesses in which they are about to engage. The assets and properties of Borrower and Guarantors on a consolidated basis at a fair valuation and at their present fair salable value are, and will be, greater than the Indebtedness and other liabilities of Borrower and such Guarantor, and including subordinated and contingent liabilities computed at the amount which, to the best of Borrower's and such Guarantor's knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

         8.12 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower and Guarantors in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which would have a material adverse effect on the business or assets of Borrower or any Obligor, which has not been fully and accurately disclosed to Lender in writing.

         8.13 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower or Obligors shall now or hereafter give, or cause to be given, to Lender.


SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS

         9.1 Maintenance of Existence. Borrower and each Guarantor shall, and shall cause its Subsidiaries to, at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted, provided, that, any Subsidiary of Borrower (other than any Obligor) may wind up, liquidate or dissolve to the extent permitted in Section 9.7 and any Subsidiary of Borrower may merge with and into or consolidate with any Borrower or any Obligor to the extent permitted in Section 9.7. Borrower and each Guarantor shall, and shall cause its Subsidiaries to, give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and it shall deliver to Lender a copy of the amendment to its Certificate of Incorporation providing for the name change certified by the Secretary of State of its jurisdiction of incorporation as soon as it is available.

         9.2 New Collateral Locations. Borrower and Obligors may open any new location within the continental United States or Canada provided it (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem necessary or desirable to protect its interests in the Collateral or other property which is security for the Obligations at such location, including, without limitation, PPSA financing statements, UCC financing statements or similar documents. For purposes of this Section 9.2, a new location of Borrower or any Obligor shall not be deemed to include locations owned and operated by third party processors or outside contractors at which goods of any Obligor may be kept on consignment or for processing, servicing or to be otherwise worked on by such third party processor or outside contractor, so long as Borrower and Guarantors shall identify Inventory at such locations in the reports to be provided by Borrower to Lender under Section 7.1(a) hereof and shall promptly notify Lender of any such new location.

         9.3  Compliance with Laws, Regulations, Etc.

                 (a) Borrower and each Guarantor shall, and shall cause its Subsidiaries to, at all times comply in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State, Provincial, county, local or other Governmental Authority, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, the Securities Act, the Securities Exchange Act, the Code and all Environmental Laws.

                 (b) Borrower and each Guarantor shall, and shall cause its Subsidiaries to, establish and maintain, at its expense, reasonable procedures to assure and monitor its continued compliance with all

Environmental Laws in all of its operations. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations disclosing material environmental conditions obtained by Borrower, Guarantors or their Subsidiaries shall be promptly furnished, or caused to be furnished, by Borrower, such Guarantor or Subsidiary to Lender.

                 (c) Borrower and each Guarantor shall, and shall cause its Subsidiaries to, give both oral and written notice to Lender promptly upon the receipt by such Borrower, Guarantor or Subsidiary of any written notice of, or its otherwise obtaining reliable knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material which results in any material non-compliance with or material violation of applicable Environmental Laws or which has a reasonable likelihood of resulting in any material liability to any third party, or (ii) any third party investigation, proceeding, complaint, order, directive, claims, citation or notice of violation involving actual or potential material liability with respect to: (A) any material non-compliance with or material violation of any Environmental Law by Borrower, such Guarantor or Subsidiary or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects Borrower, such Guarantor or Subsidiary or its business, operations or assets or any properties at which it transported, stored or disposed of any Hazardous Materials.

                 (d) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is any occurrence, event or condition which has a reasonable likelihood of resulting in any material non-compliance with any Environmental Law, or any occurrence, event or condition which requires any action by or on behalf of any Borrower or Guarantor, or its Subsidiary, in order to avoid the reasonable likelihood of any material non-compliance with any Environmental Law, Borrower and each Guarantor shall, and shall cause its Subsidiaries to, at Lender's request and the expense of Borrower, such Guarantor or Subsidiary: (i) to prepare and deliver to Lender a report as to such occurrence, event or condition setting forth the results of its review, a proposed plan for responding to such occurrence, event or condition and an estimate of the costs thereof and (ii) provide to Lender a supplemental report whenever the scope of such occurrence, event or condition, or the response of Borrower, such Guarantor or Subsidiary thereto or the estimated costs thereof shall change in any material respect. At any time after the receipt by Lender of such report or reports (so long as it is prepared and delivered to Lender in a timely manner, otherwise at any time), upon Lender's reasonable request, at the expense of Borrower, such Guarantor or Subsidiary, Borrower shall cause an independent environmental engineer to prepare and deliver a report, in form and scope acceptable to Lender, as to such occurrence, event or condition reviewing the proposed plan for responding thereto and the estimated costs thereof. Borrower shall have the right to review, comment on and approve all such reports, which review, comment and approval shall not be unreasonably withheld, conditioned or delayed, provided, that, such review, comment and approval shall not in any manner delay the receipt by Lender of such reports.

                 (e) Borrower and Guarantors shall indemnify and hold harmless Lender, its directors, officers, employees, agents, representatives, successors and assigns from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material in connection with the business, operations, assets or properties of Borrower, Guarantors or their Subsidiaries, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower, Guarantors or their Subsidiaries and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         9.4 Payment of Taxes and Claims. Borrower and each Guarantor shall, and shall cause its Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, such Guarantor or Subsidiary and with respect to which adequate reserves have been set aside on its books. Borrower and Guarantors shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower and Guarantors agree to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower and Guarantors such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower and Guarantors to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         9.5 Insurance. Borrower and each Obligor shall at all times maintain with financially sound and reputable insurers insurance with respect to the Collateral and any other property which is security for the Obligations against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower and each Obligor shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower or such Obligor fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower and Guarantors. All policies with respect to Collateral and business interruption coverage shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower or any Obligor in obtaining, and at any time an Event of Default exists or has occurred, adjusting, settling, amending and canceling such insurance. Borrower and each Obligor shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower and each Obligor shall obtain non-contributory lender's loss payable endorsements with respect to the Collateral to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any Obligor.

         9.6  Financial Statements and Other Information.

                 (a) Each Borrower and Obligor shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and Obligors in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender: (i) within thirty (30) days after the end of each fiscal month (other than December of any year) and within forty-five (45) days after the end of December of each year, monthly unaudited consolidated financial statements and unaudited consolidating financial statements of Borrower, Guarantors and their Subsidiaries (including in each case, balance sheets, statements of income and loss and statements of cash flow) all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower, Guarantors and their Subsidiaries as of the end of and through such fiscal month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated and unaudited consolidating financial statements of Borrower, Guarantors and their Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower, Guarantors and their Subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such consolidated financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower, Guarantors and their Subsidiaries as of the end of and for the fiscal year then ended.

                 (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in the business, properties, assets, goodwill or condition, financial or otherwise, of Borrower or any Guarantor and (ii) the occurrence of any Event of Default, or act, condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

                 (c) Borrower shall promptly notify Lender in writing in the event that at any time: (i) the Excess Availability shall be less than $5,000,000 or (ii) the amount of Loans and Letter of Credit Accommodations available to Borrower pursuant to the terms and conditions contained herein (calculated as if the then outstanding Loans and Letter of Credit Accommodations were zero) shall be fifteen (15%) percent less than the amount of Loans and Letter of Credit Accommodations available to Borrower pursuant to the terms and conditions contained herein (calculated in the same manner) reflected in the most recent Borrowing Base Certificate previously delivered by Borrower to Lender pursuant to Section 7.1 hereof.

                 (d) Borrower and Guarantors shall within five (5) days after the sending or filing thereof furnish or cause to be furnished to Lender copies of all public reports which Borrower or any Guarantor sends to its stockholders generally and copies of all reports and registration statements which Borrower or any Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

                 (e) Borrower and Guarantors shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and other property which is security for the Obligations and the business of Borrower, Guarantors and their Subsidiaries as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower, Guarantors and their Subsidiaries to any court or other Government Authority or to any participant or assignee or prospective participant or assignee. Borrower and each Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower, Guarantors and their Subsidiaries and any reports or management letters prepared by such accountants or auditors on behalf of Borrower, Guarantors and their Subsidiaries and to disclose to Lender such information as they may have regarding the business of Borrower, Guarantors and their Subsidiaries. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

         9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower and each Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

                 (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except, that:

                          (i)  Borrower or any Obligor may merge with and into
or consolidate with Borrower or any other Obligor, provided, that, each of the following conditions is satisfied as determined by Lender: (A) Lender shall have received not less than ten (10) Business Days prior written notice of the intention of Borrower or any Obligor to so merge or consolidate and such information with respect thereto as Lender may request, (B) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (C) Lender shall have received true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including but not limited to, the certificate or certificates of merger or consolidation as filed with each appropriate Secretary of State, (D) the surviving entity shall immediately upon the effectiveness of the merger or consolidation expressly confirm in writing pursuant to an agreement, in form and substance satisfactory to Lender, its continuing liability in respect of the Obligations and Financing Agreements and execute and deliver such other agreements, documents and instruments as Lender may request in connection therewith, (E) each Guarantor and other Obligor shall ratify and confirm that their respective guarantees of the Obligations shall apply to the Obligations as assumed by such surviving entity, (F) the surviving entity shall, immediately before and immediately after giving effect to such transaction or series of transactions have a net worth (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) equal to or greater than the net worth it had immediately prior to such transaction or series of transactions, and (G) Borrower or such Obligor shall not become obligated with respect to any Indebtedness, nor any of their property become subject to any Lien, pursuant to such merger or consolidation unless Borrower and such Obligor could incur such Indebtedness or create such Lien hereunder or under the other Financing Agreements,

                          (ii)  Borrower or any Obligor may merge with and into
or consolidate with any other Person to the extent permitted in Section 9.14 below,

                          (iii)  Borrower or any Obligor may merge with and
into or consolidate with any other Person who is not an Obligor but is a Subsidiary of Borrower as of the date hereof, provided, that, (A) Lender shall have received not less than thirty (30) days prior written notice of the intention of Borrower or such Obligor, as the case may be, to merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Lender, the parties to such merger or consolidation, the consideration to be paid in connection with such merger or consolidation, the terms and manner of payment of such consideration, the liabilities being assumed pursuant to such merger or consolidation and such other information with respect thereto as Lender may request, (B) as of the date of such merger or consolidation, and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (C) such merger or consolidation shall be permitted under the terms of the Senior Note Indenture as in effect on the date hereof (without regard to any amendments or waivers with respect thereto),
(D) any consideration or other costs paid or payable in connection with such merger or consolidation shall be commercially reasonable and no less favorable to Borrower or any Obligor than it would obtain in a comparable arm's length transaction with a Person other than an Affiliate, (E) there shall be no restrictions applicable to Borrower, any Obligor and their respective assets included in the agreements, documents and instruments relating to such merger or consolidation, (F) Borrower or such Obligor shall, immediately before and immediately after giving effect to such transaction or series of transactions, have a net worth (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) equal to or greater than the net worth it had immediately prior to such transaction or series of transactions, (G) Borrower or such Obligor shall not become obligated with respect to any Indebtedness, or any of its property become subject to any Lien pursuant to such merger or consolidation unless Borrower and such Obligor could incur such Indebtedness or create such Lien hereunder or under the other Financing Agreements, (H) Borrower or such Obligor may pay any consideration in respect of such merger or consolidation so long as the daily average of the Excess Availability for the immediately preceding thirty (30) day period prior to the date of any such payment shall be not less than $3,500,000, and as of the date of such payment and after giving effect thereto, Excess Availability shall not be less than $3,500,000, (I) Lender shall have received true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including but not limited to, the certificate or certificates of merger or consolidation as filed with each appropriate Secretary of State, (J) Borrower or such Obligor shall be the surviving entity, (K) the surviving entity shall immediately upon the effectiveness of the merger or consolidation, expressly confirm in writing pursuant to an agreement, in form and substance satisfactory to Lender, its continuing liability in respect of the Obligations and Financing Agreements and execute and deliver such other agreements, documents and instruments as Lender may request in connection therewith, (L) each Guarantor and other Obligor shall ratify and confirm that their respective guarantees of the Obligations shall apply to the Obligations as assumed by such surviving entity, (M) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid and perfected security interests in and liens upon the assets acquired pursuant to such merger or consolidation consisting of the types and categories of assets which constitute Collateral hereunder, (N) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets acquired by Borrower or such Obligor pursuant to such merger or consolidation, (O) no Accounts or Inventory acquired by Borrower or such Obligor in connection with such merger or consolidation shall be Eligible Accounts or Eligible Inventory, except as Lender may otherwise specifically agree and (P) Lender shall have received such other agreements, documents and instruments as Lender may request in connection therewith,

                          (iv)  any Subsidiary of Borrower which is not an
Obligor may merge into or with or consolidate with and into another Person which is not an Obligor, provided, that, no Event of Default or act, condition or event which with notice or passage of time or both, would constitute an Event of Default shall occur as a result of, and after giving effect to, such merger or consolidation; or

                 (b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

                          (i)  sales of Inventory in the ordinary course of
business,

                          (ii)  the disposition of worn-out or obsolete
Equipment, or Equipment or Real Property no longer used in the business of Borrower or any Obligor so long as at any time that the outstanding Loans exceed the amount of the Loans available to Borrower based on the lending formulas set forth in Section 2.1 hereof, subject to any then applicable Availability Reserves, sublimits and the Maximum Credit, or the intercompany loans by Borrower to any Guarantor pursuant to the Intercompany Loan Documents exceeds the Guarantor Availability of such Guarantor, the Net Available Proceeds from such disposition equal to such Loans which exceed the amounts available to Borrower or such Guarantor shall be paid directly to Lender for application to the Obligations in such order and manner as Lender shall determine,

                          (iii)  transfers of cash or other immediately
available funds by Borrower to Guarantors, and by any Subsidiary of Borrower to Borrower in connection with the intercompany loans permitted under Section 9.10 hereof,

                          (iv)  the issuance and sale of shares of Capital
Stock of Borrower or Guarantors to a current officer, director or employee of Borrower or such Guarantor, as the case may be, pursuant to the Incentive Arrangement with such officer, director or employee; provided, that, (A) as of the date of such issuance and sale, and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and (B) in no event shall Borrower or such Guarantor, as the case may be, be required to pay any dividends or redeem or repurchase or make any other payments in respect of such shares except to the extent permitted under Section 9.11 below,

                          (v)  the issuance of shares of Capital Stock by
Guarantors to Borrower,

                          (vi)  sales by the Blue Ridge Division and Courier
Division of Lowy of its Accounts to the Factor pursuant to and in accordance with the terms of the Factoring Agreement (as in effect on the date hereof); provided, that, (A) all amounts payable to Lowy or any of its Affiliates from the Factor or otherwise in connection therewith, shall be sent by wire transfer to a Blocked Account as provided in Section 6.3 hereof, (B) Lowy shall not, directly or indirectly, amend, modify, alter or change any of the terms of the Factoring Agreement, (C) Lender shall have received a true, correct and complete copy of the Factoring Agreement, and (D) Borrower and Guarantors shall furnish to Lender all notices or demands in connection with such arrangements either received by Lowy or any of its Affiliates or on its or their behalf, promptly after the receipt thereof, or sent by Lowy or any of its Affiliates or on its or their behalf concurrently with the sending thereof, as the case may be,

                          (vii)  sales by Borrower or any Obligor of all or
substantially all of the Capital Stock of any Subsidiary of Borrower (other than Morgan), or the sale by any Obligor (other than Morgan) of all or substantially all of its assets, provided, that, as to each and all such sales, each of the following conditions is satisfied as determined by Lender: (A) the consideration received in connection with any such sale shall be at least equal to the fair market value of such Capital Stock or assets (as the case may be),
(B) such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction, (C) subject to Section 9.7(b)(vii)(D) below, not less than seventy-five (75%) percent of the consideration received by Borrower or such Subsidiary for such sale shall be in cash or Cash Equivalents or the unconditional assumption by the purchaser of such assets or Capital Stock of Indebtedness of Borrower or such Subsidiary secured by the assets sold or the assets of the person whose Capital Stock is sold (so long as Borrower or such Subsidiary is unconditionally released from all liability in connection with such Indebtedness), (D) in the event of the sale of the Capital Stock of any Subsidiary of Borrower which is an Obligor, or in the event of the sale by any Obligor of its assets as provided above, the Lender shall have received Net Available Proceeds from the sale of such Capital Stock or assets in cash or other immediately available funds in an amount not less than the book value of the Receivables and Inventory of the Subsidiary whose Capital Stock or assets are sold (which, for purposes of this Section, shall include any assets of any Subsidiary of the type constituting Receivables or Inventory, as well as the Receivables and Inventory of Borrower and Guarantors), (E) Lender shall have received not less than ten (10) Business Days prior written notice of any such sale of assets or Capital Stock, which notice shall set forth in reasonable detail satisfactory to Lender, the parties to such sale, the consideration to be paid for the sale of such assets or Capital Stock, the terms and manner of the payment of such consideration, the assets or Capital Stock to be sold, the liabilities being assumed by the purchaser pursuant to such sale, and such other information with respect thereto as Lender may request, and (F) as of the date of such sale and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time would constitute an Event of Default, shall exist or have occurred,

                          (viii)  sales by Borrower or any Obligor (other than
Morgan) of less than all or substantially all of its assets (other than Capital Stock), provided, that, as to each and all such sales, each of the following conditions is satisfied as determined by Lender: (A) the consideration received in connection with any such sale shall be at least equal to the fair market value of such assets, (B) such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction, (C) subject to
Section 9.7(b)(viii)(D) below, not less than seventy-five (75%) percent of the consideration received by Borrower or such Obligor for such sale shall be in cash or Cash Equivalents or the unconditional assumption by the purchaser of such assets of Indebtedness of Borrower or such Obligor secured by the assets sold (so long as Borrower or such Subsidiary is unconditionally released from all liability in connection with such Indebtedness), (D) if the assets sold include any Receivables or Inventory (which, for purposes of this Section, shall include any assets of any Subsidiary of the type constituting Receivables or Inventory, as well as the Receivables and Inventory of Borrower and Guarantors), Lender shall have received Net Available Proceeds from the sale of such assets in cash or other immediately available funds in an amount not less than the book value of the Receivables and Inventory of Borrower or such Obligor, (E) Lender shall have received not less than ten (10) Business Days prior written notice of any such sale of assets, which notice shall set forth in reasonable detail satisfactory to Lender, the parties to such sale, the consideration to be paid for the sale of such assets, the terms and manner of the payment of such consideration, the assets to be sold, the liabilities being assumed by the purchaser pursuant to such sale, and such other information with respect thereto as Lender may request, and (F) as of the date of such sale and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time would constitute an Event of Default shall exist or have occurred,

                          (ix)  sales by Borrower or any Obligor of less than
all or substantially all of its Capital Stock (other than with respect to the Capital Stock of Morgan), provided, that, as to each and all such sales, each of the following conditions is satisfied as determined by Lender: (A) the consideration received in connection with any such sale shall be at least equal to the fair market value of such Capital Stock, (B) such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction, (C) subject to Section 9.7(b)(ix)(D) below, not less than seventy-five (75%) percent of the consideration received by Borrower or such Obligor selling such Capital Stock for such sale shall be in cash or Cash Equivalents or the unconditional assumption by the purchaser of such Capital Stock of Indebtedness of Borrower or such Obligor secured by the assets of the person whose Capital Stock is sold (so long as Borrower or such Subsidiary is unconditionally released from all liability in connection with such Indebtedness), (D) Lender shall have received Net Available Proceeds from the sale of such Capital Stock in cash or other immediately available funds in an amount not less than the book value of the Receivables and Inventory of the person whose Capital Stock is sold (which, for purposes of this Section, shall include any assets of any Subsidiary of the type constituting Receivables or Inventory, as well as the Receivables and Inventory of Borrower and Guarantors), (E) Lender shall have received not less than ten (10) Business Days prior written notice of any such sale of Capital Stock, which notice shall set forth in reasonable detail satisfactory to Lender, the parties to such sale, the consideration to be paid for the sale of such Capital Stock, the terms and manner of the payment of such consideration, the Capital Stock to be sold, the liabilities being assumed by the purchaser pursuant to such sale, and such other information with respect thereto as Lender may request, (F) as of the date of such sale and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time would constitute an Event of Default shall exist or have occurred, (G) the issuance and sale of such Capital Stock shall not result in any Person other than Borrower or such Obligor having unconditional and direct control of the Person whose Capital Stock is sold (and for purposes hereof, the term "control" shall mean the power to direct the management and policies of such person) and including, without limitation, the right to elect a majority of the Board of Directors of such person or such greater percentage of the Board of Directors as may be required for such Person to take any action, (H) Borrower shall not be required to pay any dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof at any time prior to the end of the then current term of this Agreement, (I) the terms of such Capital Stock and the terms of the purchase and sale thereof shall not include terms and conditions which in any manner adversely affect Lender or any rights of Lender as determined in good faith by Lender and confirmed by Lender to Borrower in writing or which are more restrictive or burdensome to Borrower or any Obligor than any existing class of Capital Stock as in effect on the date hereof or which are less favorable to Borrower or any Obligor than the terms of such classes of Capital Stock as in effect on the date hereof,

                          (x)  the sale, assignment, lease, transfer,
abandonment or other disposition of any Capital Stock or Indebtedness by any Subsidiary of Borrower which is not an Obligor to any other Person or any of its assets to any other Person by any Subsidiary of Borrower which is not an Obligor, provided, that, (A) Lender shall have received not less than ten (10) Business Days prior written notice of any such sale or other transaction, which notice shall set forth in reasonable detail satisfactory to Lender, the parties to such sale or other transaction, the consideration to be paid for the sale or other transaction with respect thereto, the terms and manner and payment of such consideration, the assets or Capital Stock to be sold or otherwise disposed of, the liabilities to be assumed by the purchaser, assignee or transferee pursuant to such sale or other transaction and such other information with respect thereto as Lender may request and (B) no Event of Default, or act, condition or event which with notice or passage of time would constitute an Event of Default shall exist or occur as a result of, and after giving effect to, such transaction,

                          (xi)  sales or other transfers of Capital Stock of
any Obligor by Borrower or by any other Obligor to any other Obligor (other than with respect to the Capital Stock of Morgan); provided, that, (A) Lender shall have received not less than ten (10) Business Days prior written notice of any such sale or other transfer of Capital Stock, which notice shall set forth in reasonable detail satisfactory to Lender, the parties to such sale or other transfer, the consideration to be paid for the sale or other transfer of such Capital Stock, the terms and manner of the payment of such consideration, the assets or Capital Stock to be sold, the liabilities being assumed by the purchaser or transferee pursuant to such sale or other transfer, and such other information with respect thereto as Lender may request, and (B) as of the date of such sale or other transfer and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time would constitute an Event of Default shall exist or have occurred,

                          (xii)  sales or other transfers of assets (other than
Cash or Cash Equivalents) by Subsidiaries of Borrower to Borrower (in addition to such sales or other transfers otherwise permitted in this Section 9.7(b)), provided, that, Lender shall have received not less than ten (10) Business Days prior written notice of any such sale or other transfer, which notice shall set forth in reasonable detail satisfactory to Lender, the parties to such sale or other transfer, the consideration to be paid for the sale or other transfer of such assets, the terms and manner of the payment of such consideration, the assets to be sold or transferred, the liabilities being assumed by the purchaser or transferee pursuant to such sale or other transfer, and such other information with respect thereto as Lender may request,

                          (xiii)  after written notice to Lender, the
disposition through the abandonment, cancellation or other failure to maintain any trademark or other intellectual property (A) which is no longer used or useful in the business of Borrower, Guarantors and their Subsidiaries, has not been used in the business of Borrower, Guarantors or their Subsidiaries for a period of not less than six (6) months, is not otherwise material to the business of Borrower, Guarantors or their Subsidiaries in any respect and has little or no value or (B) which pursuant to applicable law may not be renewed or extended;

                 (c) form or acquire any Subsidiaries, except, that, (i) Borrower, Guarantors and their Subsidiaries may acquire Subsidiaries after the date hereof to the extent permitted in Section 9.14 below, (ii) Borrower, Guarantors and their Subsidiaries may form Subsidiaries after the date hereof solely for the purpose of purchasing assets or Capital Stock of another Person to the extent permitted under Section 9.14 below and (iii) any Subsidiary of Borrower or Guarantors which is not an Obligor may form or acquire any Subsidiaries after the date hereof, provided, that, no Event of Default, or act, condition or event which with notice or passage of time would constitute an Event of Default shall exist or occur as a result of, and after giving effect to, such transaction; or

                 (d) wind up, liquidate or dissolve, except (i) in connection with any merger or consolidation to the extent permitted under Section 9.7(a) hereof and (ii) any Subsidiary of Borrower which is not an Obligor may wind up, liquidate or dissolve so long as (A) such winding up, liquidation or dissolution shall not result in or give rise to any obligation, liability or Indebtedness of Borrower or any Obligor and (B) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or occur as a result of, and after giving effect to, such transaction;

                 (e) agree to do any of the foregoing.

         9.8 Encumbrances. Borrower and each Guarantor shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien, of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral or any other property which is security for the Obligations, except:

                 (a)  Liens of Lender;

                 (b) Liens securing the payment of taxes, assessments and governmental charges or levies, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, such Guarantor or its Subsidiary as the case may be and with respect to which adequate reserves have been set aside on its books;

                 (c) non-consensual statutory Liens (other than Liens securing the payment of taxes, assessments and governmental charges or levies) arising in the ordinary course of the business of Borrower, such Guarantor or its Subsidiary to the extent: (i) such Liens secure obligations which is not overdue or (ii) such Liens secure obligations relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, such Guarantor or its Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

                 (d) zoning restrictions, easements, right-of-way, servitudes, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower or Guarantors as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

                 (e) purchase money security interests in Equipment or purchase money mortgages on Real Property arising after the date hereof (including Capital Leases) to secure Indebtedness permitted under Section 9.9(f), so long as such security interests and mortgages do not apply to any property of Borrower, Guarantors or their Subsidiaries other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

                 (f) Liens of Borrower on the assets of Guarantors pursuant to the Intercompany Loan Documents (as in effect on the date hereof), provided, that, (i) such Liens only secure Indebtedness permitted under Section 9.9(b) below and (ii) such Liens have been validly assigned by Borrower to Lender as part of the Collateral;

                 (g) Liens on Equipment or Real Property arising after the date hereof to secure Indebtedness permitted under Section 9.9(g) below;

                 (h) Liens incurred or deposits made by Borrower or any Guarantor in the ordinary course of the business of Borrower or such Guarantor in connection with worker's compensation, unemployment insurance or other types of social security benefits consistent with the current practices of Borrower and such Guarantor as of the date hereof, or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of Indebtedness), surety, appeal, customs and performance bonds consistent with the current practices of Borrower and such Guarantor as of the date hereof; provided, that, such Liens or deposits shall not interfere in any material respect with the use of any property or the ordinary conduct of the business of Borrower or such Guarantor or impair the value of the assets and properties of Borrower or such Guarantor in any material respect;

                 (i) security interests of the Factor in Accounts of Lowy sold by Lowy to the Factor pursuant to the Factoring Agreement as in effect on the date hereof;

                 (j) encumbrances constituting the filing of notice financing statements of a lessor's rights in and to personal property leased to Borrower or any Guarantor in the ordinary course of the business of Borrower or such Guarantor;

                 (k) non-consensual statutory or common law Liens on, or rights of setoff against, cash of Borrower or Guarantors on deposit with any depositary bank listed on Schedule 6.3 hereto, or any other banks with whom Borrower or any Guarantor maintains deposit accounts to the extent permitted under Section 6.3 hereof, in favor of the banks in possession of such cash (other than the banks at which the Blocked Accounts are maintained as to cash in the Blocked Accounts); provided, that, (i) such liens shall not secure any Indebtedness and (ii) there shall not be any restrictions on the ability or right of Borrower or such Guarantor to withdraw or use any such cash;

                 (l) Liens to secure any Refinancing Indebtedness to the extent permitted under Section 9.9(q) below;

                 (m) Liens on, or rights of setoff against, cash of Borrower or Guarantors constituting deposits of cash made by Borrower or any Guarantor in the ordinary course of business and within the general parameters customary in the industry, to secure Indebtedness under interest rate swaps, caps, collars and similar arrangements hedging Indebtedness that is permitted under
Section 9.9(i) hereof or to secure Indebtedness under foreign exchange contracts, currency exchange contracts or other similar contractual arrangements protecting Borrower or such Guarantor against fluctuations in the exchange rate of different currencies that is permitted under Section 9.9(j) hereof;

                 (n) encumbrances arising out of consignment or similar arrangements for the sale of goods entered into by Borrower, Guarantors or their Subsidiaries in the ordinary course of business;

                 (o) security interests of a financial institution acceptable to Lender providing loans or other financial accommodations to Borrower to finance its insurance premiums arising after the date hereof on the insurance policies maintained by Borrower and the amounts payable to Borrower pursuant to claims thereunder to secure the Indebtedness of Borrower to such financial institution permitted under Section 9.9(k) hereof, provided, that, such security interests shall not apply to any of the Collateral or any claims or potential claims related thereto and such security interests or any other rights or claims of such financial institution shall not in any manner affect the ability of Lender to obtain or receive payment of proceeds of insurance with respect to any of the Collateral;

                 (p) Liens on assets of Borrower or any Obligor other than on the Collateral, Equipment or Real Property to secure Indebtedness permitted under Section 9.9(m) below;

                 (q) Liens on assets of any Subsidiary which is not an Obligor to secure Indebtedness permitted under Section 9.9(n) below;

                 (r)  the Liens set forth on Schedule 8.4 hereto.

         9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any of it Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except

                 (a)  the Obligations;

                 (b) secured Indebtedness of Guarantors to Borrower arising pursuant to the loans by Borrower to Guarantors under the Intercompany Loan Documents (as in effect on the date hereof) to the extent permitted under
Section 9.10 below;

                 (c) unsecured Indebtedness of Guarantors to Borrower arising pursuant to the loans by Borrower to Guarantors other than under the Intercompany Loan Documents (as in effect on the date hereof) to the extent permitted under Section 9.10 below;

                 (d) unsecured Indebtedness of any Guarantor to another Guarantor to the extent permitted under Section 9.10 below;

                 (e) unsecured Indebtedness of Borrower to Guarantors arising pursuant to the loans by Guarantors to Borrower to the extent permitted under
Section 9.10 below;

                 (f) Indebtedness arising after the date hereof (including Capital Leases) secured by purchase money security interests in Equipment or purchase money mortgages on Real Property permitted under Section 9.8(e) above;

                 (g) Indebtedness of Borrower or any Obligor arising after the date hereof secured by Liens on Equipment or Real Property permitted under
Section 9.8(g) above, other than Indebtedness permitted under Section 9.9(f) above, provided, that, as to any such Indebtedness, each of the following conditions is satisfied as determined by Lender, (i) Lender shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate and fees, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Lender may request,
(ii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) Lender shall have received an agreement from the person to whom such Indebtedness is owed, in form and substance satisfactory to Lender, providing for, inter alia, the waiver by such person of any security interest, lien or other claims by such person to the Collateral and the agreement of such person to permit Lender access to, and the right to remain on and use, the Equipment or Real Property which is collateral for such Indebtedness to complete Inventory and otherwise exercise the rights and remedies of Lender and otherwise deal with the Collateral, (iv) such Indebtedness shall be incurred by Borrower or such Obligor at commercially reasonable rates and terms in a bona fide arm's length transaction, (v) the agreements, documents or instruments evidencing or otherwise related to such Indebtedness shall not include any terms and conditions which are more restrictive or burdensome to Borrower, any Obligor or their respective assets in any material respect than the terms and conditions contained in any agreements, documents and instruments evidencing or otherwise related to material Indebtedness of Borrower or any Obligor as in effect on the date hereof (other than this Agreement and the other Financing Agreements); provided, that, such terms and conditions may be more restrictive or burdensome solely as to the assets constituting collateral for such Indebtedness, (vi) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of Borrower or any Obligor, unless such Indebtedness is subordinated in right of payment to the indefeasible payment and satisfaction in full of the Obligations and Lender shall have received a subordination agreement, in form and substance satisfactory to Lender, providing for such subordination and related matters, duly authorized, executed and delivered by the person to whom such Indebtedness is owed, Borrower and Obligors, (vii) at any time that the outstanding Loans exceed the amount of the Loans available to Borrower based on the lending formulas set forth in Section 2.1 hereof, subject to any then applicable Availability Reserves, sublimits and the Maximum Credit, or the loans by Borrower to any Guarantor with the proceeds of Loans or in connection with Letter of Credit Accommodations shall exceed the Guarantor Availability of such Guarantor, Borrower or such Obligor shall cause the person to whom such Indebtedness is owed to remit the initial proceeds of the loans giving rise to such Indebtedness in an amount equal to such Loans which exceed the amounts available to Borrower or in an amount equal to such loans by Borrower to any such Guarantor which exceed the Guarantor Availability (as the case may be) directly to Lender for application to the Obligations in such order and manner as Lender shall determine, (viii) as of the date of incurring such Indebtedness, and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (ix) Borrower or such Obligor may only make regularly scheduled payments of principal and interest in respect of such Indebtedness (except as otherwise permitted below),
(x) Borrower or such Obligor shall not, directly or indirectly, (A) amend, modify, alter or change the material terms of the agreements with respect to such Indebtedness or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purposes, except, that, Borrower or such Obligor may prepay or redeem any of such Indebtedness with the proceeds of Refinancing Indebtedness to the extent permitted under Section 9.9(q) below, and (xi) Borrower and such Obligor shall furnish to Lender all notices or demands in connection with such Indebtedness (other than routine and recurring notices sent or received in the ordinary course, except as Lender shall otherwise specifically request) either received by Borrower or such Obligor or on its or their behalf promptly after the receipt thereof, or sent by Borrower or such Obligors or on its or their behalf, concurrently with the sending thereof, as the case may be;

                 (h) unsecured Indebtedness of Borrower or any Obligor arising after the date hereof owing to any Person (other than Borrower or any other Obligor), provided, that, as to any such Indebtedness, each of the following conditions is satisfied as determined by Lender: (i) Lender shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate and fees, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Lender may request, (ii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) such Indebtedness shall be incurred by Borrower or such Obligor at commercially reasonable rates and terms in a bona fide arm's length transaction, (iv) the agreements, documents or instruments evidencing or otherwise related to such Indebtedness shall not include any terms and conditions which are more restrictive or burdensome to Borrower, any Obligor or their respective assets in any material respect than the terms and conditions contained in any agreements, documents and instruments evidencing or otherwise related to any material Indebtedness of Borrower or any Obligor as in effect on the date hereof (other than this Agreement and the other Financing Agreements), (v) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of Borrower or any Obligor, unless such Indebtedness is subordinated in right of payment to the indefeasible payment and satisfaction in full of the Obligations and Lender shall have received a subordination agreement, in form and substance satisfactory to Lender, providing for such subordination and related matters, duly authorized, executed and delivered by the person to whom such Indebtedness is owed, Borrower and Obligors, (vi) at any time that the outstanding Loans exceed the amount of the Loans available to Borrower based on the lending formulas set forth in Section
2.1 hereof, subject to any then applicable Availability Reserves, sublimits and the Maximum Credit, or the loans by Borrower to any Guarantor with the proceeds of Loans or in connection with Letter of Credit Accommodations shall exceed the Guarantor Availability of such Guarantor, Borrower or such Obligor shall cause the person to whom such Indebtedness is owed to remit the initial proceeds of the loans giving rise to such Indebtedness in an amount equal to such Loans which exceed the amounts available to Borrower or in an amount equal to such loans by Borrower to any such Guarantor which exceed the Guarantor Availability (as the case may be) directly to Lender for application to the Obligations in such order and manner as Lender shall determine, (vii) as of the date of incurring such Indebtedness, and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (viii) Borrower or such Obligor may only make regularly scheduled payments of principal and interest in respect of such Indebtedness (except as otherwise permitted below), (ix) Borrower or such Obligor shall not, directly or indirectly, (A) amend, modify, alter or change the material terms of the agreements with respect to such Indebtedness, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, Borrower or such Obligor may prepay or redeem any of such Indebtedness with the proceeds of Refinancing Indebtedness to the extent permitted under Section 9.9(q) below and
(x) Borrower and such Obligor shall furnish to Lender all notices or demands in connection with such Indebtedness (other than routine and recurring notices sent or received in the ordinary course, except as Lender shall otherwise specifically request) either received by Borrower or such Obligor or on its behalf promptly after the receipt thereof, or sent by Borrower and such Obligor or on its behalf, concurrently with the sending thereof, as the case may be;





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
                 (i) unsecured Indebtedness of Borrower not to exceed the principal amount of $100,000,000 evidenced by the Senior Notes, less the aggregate amount of all repayments or repurchases, optional or mandatory, of principal in respect thereof, plus interest thereon at the rate provided for in the Senior Notes, as in effect on the date hereof; provided, that: (i) Borrower shall only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the Senior Notes and the Senior Note Indenture, as each is in effect on the date hereof (except as otherwise permitted below), (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of the Senior Note Indenture, the Senior Notes or any agreements, documents or instruments executed and/or delivered in connection therewith, provided, that, the foregoing shall not be deemed to prohibit supplemental indentures pursuant to Sections 801, 802 and 1305 of the Senior Note Indenture (as in effect on the date hereof), or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, Borrower may prepay or redeem any of such Indebtedness with the proceeds of Refinancing Indebtedness to the extent permitted under Section 9.9(q) below and (iii) Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness (other than routine and recurring notices sent or received in the ordinary course, except as Lender shall otherwise specifically request) either received from any of the holders of the Senior Notes, or from the trustee or other representative or agent of the holders of the Senior Notes or on their behalf promptly after receipt thereof, or sent by Borrower, or on its behalf, to any of the holders of the Senior Notes or the trustee or other representative or agent of the holders of the Senior Notes, concurrently with the sending thereof, as the case may be;

                 (j) Indebtedness of Borrower or any Obligor under foreign exchange contracts, currency exchange contracts, or other similar contractual arrangement protecting a Person against fluctuation in the exchange rate of different currencies; provided, that, such arrangements are with banks or other financial institutions which have combined capital and surplus and undivided profits of not less than $100,000,000;

                 (k) Indebtedness of Borrower or any Obligor to a financial institution acceptable to Lender providing loans or other financial accommodations to Borrower or such Obligor to finance its insurance premiums arising after the date hereof payable on certain insurance policies maintained by Borrower or such Obligor, provided, that, (i) in no event shall the total amount of such Indebtedness in any fiscal year of Borrower exceed $2,000,000 less the amount of all premiums paid by Borrower or such Obligor to such financial institution in such fiscal year, (ii) Borrower or such Obligor shall only make the regularly scheduled monthly payments in accordance with the payment schedule included in the agreements with respect to such Indebtedness,
(A) Lender shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Lender may reasonably request,
(iii) promptly, upon Lender's request, Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iv) Borrower or such Obligor shall not, directly or indirectly, (A) amend, modify, alter or change the material terms of the agreements with respect to such Indebtedness, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose and (v) Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness (other than routine and recurring notices sent or received in the ordinary course, except as Lender shall otherwise specifically request) either received by Borrower or on its behalf after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

                 (l) interest rate swaps, caps, collars and similar arrangements hedging Indebtedness permitted hereunder and having a notional amount not to exceed the principal amount of the Indebtedness being hedged; provided, that, such arrangements are accomplished with banks or other financial institutions which have combined capital and surplus and undivided profits of not less than $100,000,000;

                 (m) Indebtedness of Borrower or any Obligor arising after the date hereof secured by Liens on assets of Borrower or such Obligor other than Collateral, Equipment or Real Property to secure Indebtedness permitted under
Section 9.8(p) above, provided, that, as to any such Indebtedness, each of the following conditions is satisfied as determined by Lender, (i) Lender shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate and fees, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Lender may request, (ii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) Lender shall have received an agreement from the person to whom such Indebtedness is owed, in form and substance satisfactory to Lender, providing for, inter alia, the waiver by such person of any security interest, lien or other claims by such person to the Collateral, (iv) such Indebtedness shall be incurred by Borrower or such Obligor at commercially reasonable rates and terms in a bona fide arm's length transaction, (v) the agreements, documents or instruments evidencing or otherwise related to such Indebtedness shall not include any terms and conditions which are more restrictive or burdensome to Borrower, any Obligor or their respective assets in any material respect than the terms and conditions contained in any agreements, documents and instruments evidencing or otherwise related to material Indebtedness of Borrower or any Obligor as in effect on the date hereof (other than this Agreement and the other Financing Agreements); provided, that, such terms and conditions may be more restrictive or burdensome solely as to the assets constituting collateral for such Indebtedness, (vi) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of Borrower or any Obligor, unless such Indebtedness is subordinated in right of payment to the indefeasible payment and satisfaction in full of the Obligations and Lender shall have received a subordination agreement, in form and substance satisfactory to Lender, providing for such subordination and related matters, duly authorized, executed and delivered by the person to whom such Indebtedness is owed, Borrower and Obligors, (vii) at any time that the outstanding Loans exceed the amount of the Loans available to Borrower based on the lending formulas set forth in Section
2.1 hereof, subject to any then applicable Availability Reserves, sublimits and the Maximum Credit, or the loans by Borrower to any Guarantor with the proceeds of Loans or in connection with Letter of Credit Accommodations shall exceed the Guarantor Availability of such Guarantor, Borrower or such Obligor shall cause the person to whom such Indebtedness is owed to remit the initial proceeds of the loans giving rise to such Indebtedness in an amount equal to such Loans which exceed the amounts available to Borrower or in an amount equal to such loans by Borrower to such Guarantor which exceed the Guarantor Availability (as the case may be) directly to Lender for application to the Obligations in such order and manner as Lender shall determine, (viii) in no event shall the aggregate amount of such Indebtedness incurred exceed $2,000,000, (ix) as of the date of incurring such Indebtedness, and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (x) Borrower or such Obligor may only make regularly scheduled payments of principal and interest in respect of such Indebtedness

(except as otherwise permitted below), (xi) Borrower or such Obligor shall not, directly or indirectly, (A) amend, modify, alter or change the material terms of the agreements with respect to such Indebtedness or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purposes, except, that, Borrower or such Obligor may prepay or redeem any of such Indebtedness with the proceeds of Refinancing Indebtedness to the extent permitted under Section 9.9(q) below, and (xii) Borrower and such Obligor shall furnish to Lender all notices or demands in connection with such Indebtedness (other than routine and recurring notices sent or received in the ordinary course, except as Lender shall otherwise specifically request) either received by Borrower or such Obligor or on its or their behalf promptly after the receipt thereof, or sent by Borrower or such Obligors or on its or their behalf, concurrently with the sending thereof, as the case may be;

                 (n) Indebtedness of any Subsidiary of Borrower which is not an Obligor, provided, that, Borrower and Obligors shall not have any liability, direct or indirect, in respect of or otherwise in connection with such Indebtedness;

                 (o) Indebtedness of Borrower to Meridian Bank in respect of the Existing Letters of Credit issued by Meridian Bank and fees and expenses relating thereto arising pursuant to the reimbursement agreement (as in effect on the date hereof), provided, that, (i) Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such Indebtedness or the reimbursement agreement related thereto, any of such Existing Letters of Credit or any agreement, document or instrument related thereto, as in effect on the date hereof, (ii) Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness, either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be and (iii) Borrower shall, upon Lender's request, in the event of a draw under such Existing Letters of Credit, deliver to Lender the applicable beneficiary's statement, certificate and/or draft pertaining to such Existing Letters of Credit and all documents and instruments related thereto;

                 (p) Indebtedness of Borrower, any Guarantor, or its Subsidiary set forth on Schedule 9.9 hereto; provided, that, (i) Borrower, such Guarantor or Subsidiary may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrower, such Guarantor or Subsidiary shall not, directly or indirectly, (A) amend, modify, alter or change the material terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, Borrower or such Guarantor or Subsidiary may prepay or redeem any of such Indebtedness with proceeds of Refinancing Indebtedness to the extent permitted under Section 9.9(q) below, and (iii) Borrower, such Guarantor or Subsidiary shall furnish to Lender all notices or demands in connection with such Indebtedness (other than routine and recurring notices sent or received in the ordinary course, except as Lender shall otherwise specifically request) either received by Borrower, such Guarantor or Subsidiary or on its behalf, promptly after the receipt thereof, or sent by Borrower, such Guarantor or Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be;

                 (q) Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund Indebtedness referred to in Sections 9.9(f), 9.9(g), 9.9(h), 9.9(i), 9.9(k), 9.9(m) and 9.9(p) hereof (the "Refinancing Indebtedness"); provided, that, as to any such Indebtedness, each of the following conditions is satisfied, as determined by Lender: (i) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith), except if the Refinancing Indebtedness is secured by Real Property, (ii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded, (iii) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least as subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded, (iv) if the Indenture so extended, refinanced, renewed, replaced, substituted or refunded is secured by any assets of Borrower or any Obligor, the Refinancing Indebtedness shall only be secured by the same assets, (v) the Refinancing Indebtedness shall not include terms and conditions with respect to Borrower or any Obligor which are more burdensome or restrictive in any material respect than those included in the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded, (vi) Lender shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate and fees, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Lender may request, (vii) promptly upon Lender's request, Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (viii) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of Borrower or Guarantors, (ix) as of the date of incurring such Indebtedness, and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (x) Borrower or such Obligor may only make regularly scheduled payments or principal and interest in respect of such Indebtedness (except as otherwise permitted below), (xi) Borrower or such Obligor shall not, directly or indirectly, (A) amend, modify, alter or change the material terms of the agreements with respect to such Indebtedness, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, Borrower or such Obligor may prepay, redeem or repurchase any of such Indebtedness with the proceeds of other Refinancing Indebtedness (to the extent permitted herein) and
(xii) Borrower or such Obligor shall furnish to Lender all notices or demands in connection with such Indebtedness (other than routine and recurring notices sent or received in the ordinary course, except as Lender shall otherwise specifically request) either received by Borrower or such Obligor or on its behalf promptly after the receipt thereof, or sent by Borrower or such Obligor or on its behalf, concurrently with the sending thereof, as the case may be.

         9.10 Loans, Investments, Guarantees, Etc. Borrower and each Guarantor shall not, and shall not permit its Subsidiaries to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except:

                 (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

                 (b) investments in cash and Cash Equivalents; provided, that, to the extent constituting Collateral or proceeds of Collateral, unless waived in writing by Lender, Borrower and each Guarantor shall, and shall cause its Subsidiaries to, take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments;

                 (c) the existing investments as of the date hereof of Borrower in the Capital Stock of Guarantors (other than Raider), the existing investment as of the date hereof of Lowy in the Capital Stock of Tile by Design, Inc., the existing investment as of the date hereof of TAG in the Capital Stock of Raider and Leer Acquisition Company, the existing investment of Borrower and Morgan as of the date hereof in the Capital Stock of Acero-Tec, S.A. de C.V., and the existing investment as of the date hereof of Leer Acquisition Company in the Capital Stock of Radco Industries, Inc.; provided, that, Borrower and Guarantors shall not have any obligation to make any further payments in respect of such investments;

                 (d) loans or advances by Borrower or any Obligor to, or investments by Borrower or any Obligor in (by capital contribution, dividend or otherwise), any wholly-owned Subsidiary of Borrower which is not an Obligor (in addition to such loans, advances and investments permitted under Section 9.14 below), provided, that, as to each such loan or advance or investment (by capital contribution, dividend or otherwise), each of the following conditions is satisfied as determined by Lender: (i) in no event shall the aggregate amount of such loans, advances or contributions exceed ten (10%) percent of the Consolidated Tangible Assets of Borrower, (ii) with respect to such Subsidiary which is not an Obligor, Borrower and Obligors shall not (A) provide credit support for or guarantee any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (B) be directly or indirectly liable for any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary, and (C) no default with respect to any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice or passage of time or both) any holder of any other Indebtedness of Borrower or any Obligor to declare a default on such other Indebtedness or cause the payment of such Indebtedness of Borrower or any Obligor to be accelerated or payable prior to its final scheduled maturity except if the Subsidiary receiving such loans, advances or investments is a "Restricted Subsidiary" as such term is defined in the Senior
Note Indenture (as in effect on the date hereof), (iii) as of the date of any such loan, advance or investment, the daily average of the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than $3,500,000 and as of the date of making any such capital contribution, and after giving effect thereto, the Excess Availability shall be not less than $3,500,000, (iv) Lender shall have received not less than ten
(10) Business Days prior written notice of the intention to make such loan, advance or investment, which notice shall set forth in reasonable detail satisfactory to Lender, the amount of such loan, advance or investment, the person to whom such loan, advance or investment is being made, the interest rate and fees, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Lender may request, and (v) at the time of any such loans or advances or investments (by capital contribution, dividend or otherwise) and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred;

                 (e) investments by Borrower or any Obligor in (by capital contribution, dividend or otherwise), any Subsidiary which is an Obligor, provided, that, such investments shall not be made with the proceeds of any Loans or Letter of Credit Accommodations, or with proceeds of any loans, advances or other financial accommodations made or provided by Borrower to or for the benefit of any Obligor with proceeds of Loans or in connection with Letter of Credit Accommodations or with the proceeds of any Collateral;

                 (f) the purchase or other acquisition by Borrower or any Obligor of all or substantially all of the Capital Stock of any Person or of all or substantially all of the assets of any Person to the extent permitted under Section 9.14 below;

                 (g) purchases by Borrower or any Obligor of Capital Stock of Borrower or any other Obligor (other than Morgan) to the extent sales and other transfers of such Capital Stock between Borrower and Obligors are permitted under Section 9.7(b)(xi) hereof;

                 (h)  the guarantees by Guarantors in favor of Lender;

                 (i) the guarantees by Guarantors of the Indebtedness of Borrower evidenced by the Senior Notes (as such guarantees are in effect on the date hereof) and any guarantees issued after the date hereof by any other Obligor of the Indebtedness of Borrower evidenced by the Senior Notes to the extent such guarantees are required under the terms of the Senior Note Indenture (as in effect on the date hereof), so long as such guarantees issued after the date hereof are in the same form as the guarantees by Guarantors as in effect on the date hereof;

                 (j) guarantees by Borrower or any Obligor to the extent such guarantees constitute Indebtedness of Borrower or such Obligor permitted under
Section 9.9 hereof;

                 (k) the obligations of Guarantors to reimburse Borrower for Indebtedness of Borrower to Lender arising pursuant to the Letter of Credit Accommodations provided for the benefit of, or in connection with the business of, such Guarantor;

                 (l) loans or advances by any Subsidiary of Borrower after the date hereof, provided, that, such loans or advances shall not be made with the proceeds of any Collateral or proceeds of any loans, advances or other financial accommodations made or provided by Borrower to any Guarantor or its Subsidiaries with proceeds of Loans or in connection with Letter of Credit Accommodations;

                 (m) loans or advances by Borrower to Guarantors using proceeds of the Loans as required hereunder pursuant to and in accordance with the Intercompany Loan Documents (as in effect on the date hereof); provided, that, (i) all right, title and interest of Borrower in, to and under the Intercompany Loan Documents shall be validly assigned and transferred to Lender, (ii) the Indebtedness of each Guarantor arising in connection with such loans by Borrower to such Guarantor outstanding at any time shall not exceed the amount of the Guarantor Availability of such Guarantor, (iii) the Indebtedness of each Guarantor to Borrower arising pursuant to such loans shall be evidenced by a single original Intercompany Note issued by such Guarantor payable to the order of Borrower, constituting valid and legally enforceable Indebtedness of such Guarantor to Borrower (and to Lender as assignee of Borrower), without offset, defense or counterclaim of any kind, nature or description whatsoever and (iv) the original of the Intercompany Note issued by such Guarantor to Borrower shall be duly and validly endorsed and assigned by Borrower payable to the order of Lender, in a manner satisfactory to Lender and as so endorsed shall be delivered to, and held by, Lender as part of the Collateral;

                 (n) loans or advances by Borrower to Guarantors other than pursuant to and in accordance with the Intercompany Loan Documents; provided, that, such loans or advances shall not be made with proceeds of the Loans or Letter of Credit Accommodations or any proceeds of the Collateral;

                 (o) loans or advances by any Guarantor to any other Guarantor, provided, that, such loans shall not be made with the proceeds of the Senior Notes (and not with proceeds of the loans or advances by Borrower to such Guarantor with proceeds of Loans or Letter of Credit Accommodations or otherwise pursuant to the Intercompany Loans Documents or proceeds of any Collateral);

                 (p) loans and advances by Borrower, any Guarantor or their Subsidiaries to employees of Borrower, such Guarantor or Subsidiary after the date hereof not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding for reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employees in connection with their work for Borrower, any Guarantor or their Subsidiaries, or for the relocation of such employees in connection with their work for Borrower, any Guarantor or their Subsidiaries;

                 (q) investments consisting of Accounts and other Receivables arising in the ordinary course of the business of Borrower, Guarantors and their Subsidiaries;

                 (r) loans or advances or investments (by capital contribution, dividend or otherwise) or purchase or repurchase of Capital Stock or Indebtedness or of all or a substantial part of the assets or property of any Person by any Subsidiary of Borrower which is not an Obligor, or guarantees, assumptions, endorsements or otherwise becoming responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or agreement to do any of the following, by any Subsidiary of Borrower which is not an Obligor;

                 (s) the purchase of Capital Stock or assets of any Person to the extent permitted under Section 9.14 below;

                 (t) the existing loans, advances and guarantees by Borrower and Obligors outstanding as of the date hereof as set forth on Schedule 9.10 hereto; provided, that, as to such loans, advances and guarantees, (i) Borrower or such Obligor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto (except to extend the terms of payment thereof or to cancel or forgive such loans, advances or guarantees or to reduce the liability of Borrower, such Obligor or their Subsidiaries thereunder), or
(B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose and (ii) Borrower or such Obligor shall furnish to Lender all notices, demands or other materials in connection with such loans, advances or guarantees (other than routine and recurring notices sent or received in the ordinary course, except as Lender shall otherwise specifically request) either received by Borrower or such Obligor or on its behalf, promptly after the receipt thereof, or sent by Borrower or such Obligor or on its behalf, concurrently with the sending thereof, as the case may be.

         9.11 Dividends and Redemptions. Borrower and each Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare or pay any dividends on account of shares of any class of its Capital Stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except, that,

                 (a) any Subsidiary of Borrower may pay dividends or make any other distribution on account of shares of any class of Capital Stock to Borrower or Obligors;

                 (b) any Subsidiary of Borrower which is not an Obligor may pay dividends or make any other distribution on account of shares of any class of Capital Stock to any other Subsidiary of Borrower which is not an Obligor;





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                 (c)  Borrower may repurchase, redeem or otherwise acquire for value from officers, directors and employees in connection with their retirement, disability or termination and from former officers, directors or employees (or their estates or beneficiaries of their estates) of Borrower or any Subsidiary of Borrower, other than John B. Poindexter, the Capital Stock of Borrower owned and held by such officer, director or employee (or estate or beneficiary thereof); provided, that, in no event shall the aggregate amount paid by Borrower to repurchase, redeem or otherwise acquire such shares of Capital Stock exceed $500,000 in any twelve (12) month period;

                 (d) Borrower may pay dividends in respect of the shares of Capital Stock of Borrower issued and sold by Borrower pursuant to a Qualified Public Offering, at a rate equal to six (6%) percent per annum on the amount of the net cash proceeds received by Borrower from the issuance and sale of such Capital Stock;

                 (e) Borrower may pay dividends or make other distributions in respect of its Capital Stock to its shareholders, provided, that, as to each payment of dividends or other distributions, each of the following conditions is satisfied as determined by Lender: (i) Lender shall have received not less than ten (10) Business Days prior written notice of the intention of Borrower to pay such dividend or other distribution, (ii) as of the date of such payment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (iii) any dividends or other distributions shall be out of funds legally available therefor, (iv) as of the date of such payment and after giving effect thereto, the aggregate amount of all such payments made and such obligations incurred in any fiscal year of Borrower shall not exceed the amount equal to the sum of: (A) fifty (50%) percent of the positive cumulative Consolidated Net Income of Borrower and its Subsidiaries (or in the case Consolidated Net Income of Borrower and its Subsidiaries shall be negative, less one hundred (100%) percent of such deficit) for the period (taken as one accounting period) from the beginning of the first quarter commencing July 1, 1994 and ended as of Borrower's most recently ended fiscal quarter at the time of such payment, plus (B) one hundred (100%) percent of the aggregate net proceeds of any Qualified Public Offerings, plus (C) $5,000,000 and (v) as of the date of such payment, the daily average of the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than $5,000,000 and as of the date of such payment, and after giving effect thereto, the Excess Availability shall be not less than $5,000,000;

                 (f) pay any dividend within sixty (60) days after the declaration thereof if, at the declaration date, such payment would have complied with the foregoing provisions;

                 (g) Borrower may repurchase, redeem or otherwise acquire for value shares of Capital Stock of Borrower using only the proceeds of any policy of insurance maintained exclusively to provide funds for such purpose pursuant to an existing agreement of Borrower with the holder of such shares of Capital Stock in effect on the date hereof; and

                 (h) Borrower and any Guarantor may acquire any shares of any class of Capital Stock of any other Person to the extent permitted under
Section 9.14 hereof.

         9.12 Transactions with Affiliates. Borrower and each Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly,
(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other Affiliate of Borrower or Guarantors, except in the ordinary course of and pursuant to the reasonable requirement of its business and upon fair and reasonable terms no less favorable to it than it would obtain in a





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comparable arm's length transaction with a person other than an Affiliate or as otherwise expressly permitted herein or (b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other Affiliate of Borrower or Guarantors, except (i) reasonable compensation to officers, employees and directors for services rendered to Borrower, Guarantors or their Subsidiaries in the ordinary course of business, (ii) to the extent permitted in Sections 9.7, 9.8, 9.9, 9.10, 9.11 and 9.14 hereof, provided, that, any transaction permitted under such Sections with any Affiliate which is not an Obligor shall only be upon fair and reasonable terms no less favorable to Borrower or any Obligor than it would obtain in a comparable arm's length transaction with a person other than an Affiliate, (iii) payments for management fees and reimbursements for costs, charges or expenses by Borrower or any Obligor to Southwestern Holdings, Inc. in accordance with the terms of the Management Services Agreement (as in effect on the date hereof), (iv) payments of management fees and reimbursement for costs, charges or expenses by any Subsidiary of Borrower which is not an Obligor to Southwestern Holdings, Inc. and (v) payments by Subsidiaries of Borrower to Borrower pursuant to the tax sharing arrangements between Borrower, Guarantors and their Subsidiaries
(as in effect on the date hereof); provided, that, (A) such Subsidiary is included in the consolidated federal income tax return filed by Borrower as to which such Subsidiary are making such payments, (B) the payments in any year shall not exceed the federal income tax liability that such Subsidiary would have been liable for if such Subsidiary had filed its tax returns on a stand-alone basis, (C) such payments shall be made by such Subsidiary no earlier than five (5) days prior to the date on which Borrower would be required to make its payments to the Internal Revenue Service, and (D) in the event that such Subsidiary also joins with Borrower in filing any combined or consolidated (or similar) state or local income tax returns, then the making of payments to Borrower shall be allowed in a manner as similar as possible to that provided herein with respect to federal income taxes.

        9.13 Limitations Concerning Distributions and Transfers by Guarantors to Borrower. Borrower shall not, and shall cause each Subsidiary of Borrower which is an Obligor to not, directly or indirectly, suffer or exist any consensual encumbrance or restriction on the ability of any Obligor to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to Borrower or any other Obligor.

        9.14  Acquisitions of Assets and Capital Stock from Third Parties.

                 (a) Borrower and each Obligor shall not purchase or otherwise acquire in any transaction or series of related transactions the Capital Stock or all or a substantial part of the assets or property of any Person (other than as is permitted in Section 9.7(a) with respect to mergers or consolidations with any Subsidiary of Borrower and other than as is permitted in Section 9.7(b) with respect to transfers of the Capital Stock or assets of any Subsidiary of Borrower), except, that, Borrower or any Obligor may purchase the Capital Stock of any Person (other than any Subsidiary of Borrower) or all or a substantial part of the assets or property of any Person or all or a substantial part of the assets of property of any operating division or business of any Person (other than any Subsidiary of Borrower), if as to each such purchase each of the following conditions is satisfied as determined by
Lender:

                          (i)  Lender shall have received not less than thirty
(30) days prior written notice of the intention of Borrower or such Obligor, as the case may be, to make such purchase, which notice shall set forth in reasonable detail satisfactory to Lender, the parties to such purchase, the consideration to be paid for the purchase of such Capital Stock or assets, the terms and manner of payment of such consideration, the Capital Stock or assets to be purchased, the liabilities being assumed pursuant to such purchase and such other information with respect thereto as Lender may request,





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                          (ii)  as of the date of such purchase, and after
giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred,

                          (iii)  such purchase shall be permitted under the
terms of the Senior Note Indenture as in effect on the date hereof (without regard to any amendments or waivers with respect thereto);

                          (iv)  such purchase shall be on commercially
reasonable prices and terms and in a bona fide arms length transaction,

                          (v)  Lender shall have received true, correct and
complete copies of all agreements, documents and instruments relating to such acquisition, as duly authorized, executed and delivered by the parties thereto,

                          (vi)  the restrictions applicable to Borrower, any
Obligor and their respective assets included in the agreements, documents and instruments relating to such purchase shall be acceptable in good faith to Lender,

                          (vii)  Borrower or such Obligor shall, immediately
before and immediately after giving effect to such transaction or series of transactions have a net worth (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) equal to or greater than the net worth it had immediately prior to such transaction or series of transactions,

                          (viii)  Borrower or such Obligor shall not become
obligated with respect to any Indebtedness, nor any of their property become subject to any Lien pursuant to such acquisition unless Borrower and such Obligor could incur such Indebtedness or create such Lien hereunder or under the other Financing Agreements,

                          (ix)  in the case of the purchase of any Capital
Stock of any Person, Borrower or such Obligor may pay the purchase price for the purchase of the Capital Stock (whether pursuant to a capital contribution or loan or advance to a Subsidiary formed solely to purchase or otherwise acquire such Capital Stock (and which is the purchaser of such Capital Stock) or to the person whose Capital Stock has been acquired or as consideration pursuant to a merger or consolidation with the person whose Capital Stock has been acquired) so long as (A) the Capital Stock purchased by Borrower or such Obligor shall give Borrower or such Obligor unconditional and direct control of the Person whose Capital Stock is acquired (and for purposes hereof, the term "control" shall mean the power to direct the management and policies of such person) and including, without limitation, the right to elect a majority of the Board of Directors of such Person or such greater percentage of the Board of Directors as may be required for such Person to take any action, and (B) the daily average of Excess Availability for the immediately preceding thirty (30) day period prior to the date of any such payment shall be not less than $3,500,000, and as of the date of such payment after giving effect thereto, Excess Availability shall be not less than $3,500,000 and (C) unless Borrower elects to comply with Section 9.14(b), Borrower and Obligors shall not (1) provide credit support for, or guarantee any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) be directly or indirectly liable for any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary, and (3) no default with respect to any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such





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Subsidiary) would permit (upon notice or passage of time or both) any holder of any other Indebtedness of Borrower or any Obligor to declare a default on such other Indebtedness or cause the payment of such Indebtedness of Borrower or any Obligor to be accelerated or payable prior to its final scheduled maturity, except if such Subsidiary is a "Restricted Subsidiary" as such term is defined in the Senior Note Indenture (as in effect on the date hereof), and

                          (x)  in the case of the purchase of all or
substantially all of the assets of any Person or all or substantially all of any operating division or business of any Person, (A) Borrower or such Obligor may make payments in consideration of the purchase price in connection with such acquisition so long as the daily average of the Excess Availability for the immediately preceding thirty (30) consecutive day period prior to the date of such payment shall be not less than $3,500,000, and as of the date of such payment and after giving effect thereto, Excess Availability shall be not less than $3,500,000, (B) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid and perfected security interests in and liens upon the assets purchased consisting of the types and categories of assets which constitute Collateral hereunder, (C) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, (D) no Accounts or Inventory acquired by Borrower or any Obligor in connection with such purchase shall be Eligible Accounts or Eligible Inventory, except as Lender may otherwise specifically agree, (E) Lender shall have received, in form and substance satisfactory to Lender, the agreement of the seller consenting to the collateral assignment by Borrower or such Obligor of all rights and remedies and claims for damages of Borrower or such Obligor relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition and (F) Lender shall have received such other agreements, documents and instruments as Lender may request in connection therewith.

                 (b) In the event that pursuant to Section 9.14(a)(ix) above Borrower elects to cause the person whose Capital Stock has been acquired to guarantee the Obligations, (i) promptly upon the acquisition of the Capital Stock of such person, Borrower or the Obligor which purchases such Capital Stock, as the case may be, shall cause the person whose Capital Stock has been acquired to execute and deliver to Lender, in form and substance satisfactory to Lender: (A) an absolute and unconditional guarantee of payment of all of the Obligations, (B) a security agreement granting to Lender a first priority security interest in and lien upon the same types and categories of the assets and property of such Subsidiary as constitute Collateral hereunder, subject only the Liens otherwise permitted hereunder (C) related Uniform Commercial Code financing statements, and (D) such other agreements, documents and instruments as Lender may require, (ii) Lender shall have received, in form and substance satisfactory to Lender, the agreement of the seller consenting to the collateral assignment by Borrower or such Obligor of all rights and remedies and claims for damages of Borrower or such Obligor relating to the assets subject to the security interests and liens of Lender under the agreements, documents and instruments relating to such acquisition, (iii) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid and perfected first priority security interests in and liens upon the assets of the person whose Capital Stock is purchased as described above, (iv) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets of the person whose Capital Stock is purchased, (v) Lender shall have received such other agreements, documents and instruments as Lender may request in connection therewith.





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         9.15  Compliance with ERISA.  Borrower and each Guarantor shall not, and shall not permit any of its Subsidiaries with respect to any Plans to: (a) terminate any of such Plans so as to incur any liability to the Pension Benefit Guaranty Corporation under Section 4041(c) of ERISA; (b) allow or suffer to exist any non-exempt prohibited transaction involving any of such Plans or any trust created thereunder which would subject Borrower, any Guarantor or such ERISA Affiliate to a tax or penalty or other material liability on prohibited transactions imposed under Section 4975 of the Code or under ERISA; (c) fail to pay to any such Plan any contribution which it is obligated to pay under ERISA, the Code or the terms of such Plan; (d) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; (e) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan under Section 4042 of ERISA or (f) incur any withdrawal liability with respect to any multiemployer pension plan in excess of $500,000.

        9.16 Additional Bank Accounts. Borrower and each Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 6.3 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain or will contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may reasonably establish and (b) as to any accounts used by Borrower, such Guarantor or Subsidiary to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender and (c) any Subsidiary of Borrower which is not Obligor may open, establish and maintain any such deposit account, investment account or other account as it may determine.

        9.17 Financing Acquisitions. Borrower shall provide Lender with notice in advance of other lenders of any potential acquisition by Borrower or any Subsidiary of Borrower of all or substantially all of the business, assets or Capital Stock of any person, for which acquisition financing will be needed. Borrower shall provide Lender a thirty (30) day period to prepare a written proposal of financing terms for such acquisition and, if Lender's proposal is at least equal to the proposals of other potential lenders, Borrower will use commercially reasonable efforts to negotiate with Lender in order to consummate the proposed financing for such acquisition. Nothing herein shall be construed to prohibit Borrower from soliciting financing proposals for such acquisition from other potential lenders.

        9.18 Covenants Applicable to Canada. For the purposes of the application and interpretation of the provisions of this Agreement or the other Financing Agreements to the operations of Borrower or any Guarantor in Canada and to any of the Collateral which may at any time or from time to time be located in Canada:

                 (a) all payments of principal, interest, fees and other amounts to be paid pursuant to this Agreement and the other Financing Agreements in respect of all or any part of the Obligations shall be made free and clear and without deduction for any and all present and future taxes, withholdings, levies, duties, any charges of any Governmental Authority and all liabilities with respect thereto (except for any income or franchise taxes under the laws of the United States of America or any State thereof or subdivision thereof attributable to the income of Lender from any amounts charged or paid hereunder or under the other Financing Agreements to Lender), and without setoff, withholding or deduction of any kind whatsoever and, if with regard to any payment to be made by Borrower or any Guarantor to Lender pursuant to this Agreement, the other Financing Agreements or otherwise, any deduction for any and all such present and future taxes, withholding, levies, duties, charges of a Governmental Authority or any





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liability with respect thereto is required to be made by Borrower or any
Guarantor, Borrower or such Guarantor, as the case may be, shall pay such additional amounts to Lender as may be necessary in order that the net amount received by Lender after such deduction shall equal such payment which would have been received by Lender in the absence of such deduction; and

                 (b) Borrower shall make all payments in respect of the Obligations in U.S. Dollars, and any payment on account of the Obligations made in a currency other than U.S. Dollars, whether pursuant to a judgment or order of a court or a Governmental Authority or otherwise, shall constitute a discharge of the Obligations only to the extent of the U.S. Dollar Equivalent which Lender is able to purchase and, if the number of U.S. Dollars which Lender is so able to purchase is less than the number of U.S. Dollars originally due to it, Borrower and Guarantors shall indemnify and save Lender harmless from and against any loss or damage arising as a result of such deficiency, and this indemnity shall:

                          (i)  constitute an obligation separate and
independent from the Obligations,

                          (ii)  give rise to a separate and independent cause
of action,

                          (iii)  apply irrespective of any indulgence granted
by Lender from time to time,

                          (iv)  be secured by the assignment, charges and
security interests created in respect of the Collateral by this Agreement or the other Financing Agreements, and

                          (v)  the indemnity on the currency differential shall
continue in full force and effect, notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or the other Financing Agreements or any judgment or order or any payment made under any judgment or order or the termination or non-renewal of this Agreement and the other Financing Agreements.

                 (c) For purposes of the Interest Act of Canada only, the effective rate of any rate of interest stipulated to be payable under this Agreement or the other Financing Agreements may be calculated from time to time by multiplying (i) the amount of the stipulated rate of interest by (ii) 365 or 366, depending on the number of days in the calendar year in which the calculation is being made, and dividing the product of such multiplication by
(iii) 360.

        9.19 Costs and Expenses. Borrower and Guarantors shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, PPSA financing statement filing fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of





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Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and the operations of Borrower and Guarantors; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

         9.20 Further Assurances. At the request of Lender at any time and from time to time, Borrower and each Guarantor shall, and shall cause each of its Subsidiaries to, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower and each Guarantor hereby authorizes Lender to execute and file one or more UCC financing statements or PPSA financing statements signed only by Lender with respect to the Collateral.


SECTION 10.   EVENTS OF DEFAULT AND REMEDIES

         10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

                 (a) (i) Borrower or any Obligor fails to pay when due any of the Obligations or (ii) Borrower or any Obligor fails to perform any of covenants contained in Sections 9.1, 9.2, 9.3, 9.4, 9.6, 9.15 and 9.18 hereof, and such failure shall continue for ten (10) days, provided, that, such ten
(10) day period shall not apply in the case of: (A) any failure to observe any such covenant or agreement which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within the immediately preceding six (6) months or (B) an intentional breach by Borrower or any Obligor of any such covenant or agreement or (iii) Borrower or any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements to which it is a party other than those described in Sections 10.1(a)(i) or 10.1(a)(ii);

                 (b) any representation, warranty or statement of fact made by either or both of Borrower or any Obligor to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

                 (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;





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                 (d)  any judgment for the payment of money is rendered against
Borrower or any Obligor (other than a judgment for which Borrower or such Obligor is fully insured and for which the insurer has acknowledged its liability therefor in writing) in excess of $500,000 in any one case or in excess of $1,000,000 in the aggregate and shall remain undischarged or unvacated (or a bond shall not be provided for such discharge for the full amount of such judgment and related fees and penalties) within thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of its or their assets;

                 (e) Borrower or any Obligor dissolves or suspends or discontinues doing business (except as a result of a merger or consolidation of Borrower or any Obligor to the extent permitted in Section 9.7 hereof);

                 (f) Borrower or any Obligor becomes insolvent, makes an assignment for the benefit of creditors, shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally as they come due, makes or sends notice of a bulk transfer or calls a meeting of its principal creditors in connection with any deferral or moratorium with respect to payments on, or compromise of, or settlement or reduction in Indebtedness owing to such creditors;

                 (g) a case or proceeding under the bankruptcy laws of the United States of America or Canada now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

                 (h) a case or proceeding under the bankruptcy laws of the United States of America or Canada now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property; or

                 (i) any default by Borrower or any Obligor under any agreement, document or instrument relating to any Indebtedness (other than the Obligations), in any case in an amount in excess of $500,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto, the foregoing including, without limitation, any "Event of Default" as such term is defined in the Senior Note Indenture or any default or event of default under any of the Intercompany Loan Documents;

                 (j)  a Change of Control shall occur;

                 (k) the indictment or threatened indictment of Borrower or any Obligor (as Lender may reasonably and in good faith determine) under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any material portion of the property of Borrower or such Obligor;





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
                 (l) after the date hereof any act, condition or event shall exist or have occurred which has a material adverse affect upon the assets of Borrower or any Obligor, or the Collateral or the value thereof, or the ability of Lender to realize thereon, or the rights and remedies of Lender under this Agreement or the other Financing Agreements or the ability of Borrower or any Obligor to repay the Obligations or of Borrower or any Obligor to perform its obligations under this Agreement or any of the other Financing Agreements; or

                 (m) there shall have occurred and be continuing an event of default under any of the other Financing Agreements.

         10.2  Remedies.

                 (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower or any Obligor of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

                 (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower and Guarantors, at the expense of Borrower and Guarantors, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose,
(vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower and each Guarantor waives any other notice. In the event

Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower and each Guarantor waives the posting of any bond which might otherwise be required.

                 (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower and each Guarantor shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys' fees and legal expenses.

                 (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an act, condition or event which with notice or passage of time or both would constitute an Event of Default, and for so long as the same is continuing, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower.


SECTION 11.   JURY TRIAL WAIVER; OTHER WAIVERS
              AND CONSENTS; GOVERNING LAW

         11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

                 (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

                 (b) Borrower, Guarantors and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York in New York County and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or any Guarantor or its property in the courts of any appropriate jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or any Guarantor or its property).

                 (c) Borrower and each Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof (or to such other address of Borrower or such Guarantor as it may designate by written notice to Lender in accordance with Section 12.2 hereof) and service so made shall be deemed to be completed ten (10) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower or any Guarantors





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
in any other manner provided under the rules of any such courts.  Within thirty
(30) days after such service, Borrower or such Guarantor shall appear in answer to such process, failing which Borrower or such Guarantor shall be deemed in default and judgment may be entered by Lender against Borrower or such Guarantor for the amount of the claim and other relief requested.

                 (d) BORROWER, GUARANTORS AND LENDER EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, GUARANTORS AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, GUARANTORS OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                 (e) Lender shall not have any liability to Borrower or Guarantors (whether in tort, contract, equity or otherwise) for losses suffered by Borrower or Guarantors in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

         11.2 Waiver of Notices. Borrower and each Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower or any Guarantor which Lender may elect to give shall entitle Borrower or Guarantors to any other or further notice or demand in the same, similar or other circumstances.

         11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender and as to amendments, by Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

         11.4 Waiver of Counterclaims. Borrower and each Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any





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
action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

         11.5 Indemnification. Borrower and Guarantors shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any of the other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, any and all losses, claims, damages, liabilities, costs or expenses caused by the negligence (but not the gross negligence or wilful misconduct) of Lender and Lender's directors, agents, employees and counsel, and further including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.


SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS

         12.1  Term.

                 (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof; provided, that, Lender may, at its option, extend the Renewal Date to the date four (4) years from the date hereof by giving Borrower written notice at least sixty (60) days prior to the third (3rd) anniversary of the date hereof. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are necessary to secure Lender from loss, cost, damage or expense, including reasonable attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, New York City time.

                 (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower, any Guarantor or it Subsidiaries of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid and Lender shall have received cash collateral in such amounts and on such terms as Lender shall deem reasonably acceptable. Upon the receipt by Lender of payment in full in cash or other immediately available funds of all of the outstanding and unpaid Obligations and cash collateral as provided for in Section 12.1(a), upon Borrower's request and at Borrower's expense, except as otherwise required by applicable law, Lender shall execute and deliver to Borrower UCC-3 termination statements and such other release documents with respect to the Collateral as may be reasonably requested by Borrower, in form and substance satisfactory to Lender, to effectuate the termination of the security interests granted by Borrower or any Obligor to Lender herein and in the other Financing Agreements.

                 (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement at the request of Borrower or by Lender as the result of an Event of Default, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agree to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:


                             Amount                    Period
                             ------                    ------
            (i)      Two (2%) percent of      From the date hereof to and
                     the Maximum Credit       including June 28, 1997

            (ii)     One (1%) of the          From June 29, 1997 through and
                     Maximum Credit           including June 27, 1998

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower and each Guarantor agrees that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

         12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower and Guarantors at their chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; and if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending.

         12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

         12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower, Guarantors and their respective successors and assigns, except that Borrower and

Guarantors may not assign their rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to either Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and Lender may, after notice to Borrower, sell participations in, all or any part of the Loans, or any other interest herein to another financial institution or other person.

         12.5  Confidentiality.

                 (a) Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrower to Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.5, or
(v) to counsel for Lender or any participant or assignee (or prospective participant or assignee).

                 (b) In no event shall this Section 12.5 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 12.5 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than Borrower, (iii) require Lender to return any materials furnished by Borrower to Lender or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 12.5 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.

         12.6 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

        IN WITNESS WHEREOF, Lender and Borrower and Guarantors have caused these presents to be duly executed as an instrument as of the day and year first above written.


LENDER                                     BORROWER
- ------                                     --------

CONGRESS FINANCIAL CORPORATION             J.B. POINDEXTER & CO., INC.

By:                                        By:
   ------------------------------             ------------------------------

Title:                                     Title:
      ---------------------------                ---------------------------

Address:                                   Chief Executive Office:
- --------                                   ----------------------

1133 Avenue of the Americas                1100 Louisiana Street
New York, New York  10036                  Suite 5400
                                           Houston, Texas  77002


GUARANTORS                                 LOWY GROUP, INC.
- ----------
                                           By:
EFP CORPORATION                               ------------------------------

By:                                        Title:
   ------------------------------                ---------------------------

Title:                                     Chief Executive Office:
      ---------------------------          ----------------------

Chief Executive Office:                    4001 North Kingshighway
- ----------------------                     St. Louis, Missouri  63115

223 Middleton Run Road
Elkhart, Indiana  46515


TRUCK ACCESSORIES GROUP, INC.              MAGNETIC INSTRUMENTS CORP.

By:                                        By:
   ------------------------------             ------------------------------

Title:                                     Title:
      ---------------------------                ---------------------------

Chief Executive Office:                    Chief Executive Office:
- ----------------------                     ----------------------

28858 Ventura Drive                        1801 Industrial Boulevard
Elkhart, Indiana  46517                    Brenham, Texas  77834

RAIDER INDUSTRIES INC.                     MORGAN TRAILER MFG. CO.

By:                                        By:
   ------------------------------             ------------------------------

Title:                                     Title:
      ---------------------------                ---------------------------

Chief Executive Office:                    Chief Executive Office:
- ----------------------                     ----------------------

Highway No. 39 East                        One Morgan Way
P.O. Box 63                                Morgantown, Pennsylvania  19543
Drinkwater, Saskatchewan
Canada SOH 1G0